Exhibit 10. 3

ANTHEM BLUE CROSS PROVIDER AGREEMENT

WITH

Online Care Group, P.C.

Certain confidential information contained in this document, marked by [**], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

ANTHEM BLUE CROSS PROVIDER AGREEMENT

This Provider Agreement (hereinafter "Agreement") is made and entered into by and between Blue Cross of California doing business as Anthem Blue Cross (hereinafter "Anthem") and Online Care Group, P.C. (hereinafter "Provider"), effective as of the date set forth immediately above Anthem's signature (the "Effective Date"). In consideration of the mutual promises and covenants herein contained, the sufficiency of which is acknowledged by the parties, the parties agree as follows:

ARTICLE I DEFINITIONS

"Affiliate" means any entity that is: (i) owned or controlled, either directly or through a parent or subsidiary entity, by Anthem, or is under common control with Anthem, and (ii) that is identified as an Affiliate on Anthem's designated web site as referenced in the provider manual(s). Unless otherwise set forth in this Agreement, an Affiliate may access the rates, terms and conditions of this Agreement.

"Agency" means a federal, state or local agency, administration, board or other governing body with jurisdiction over the governance or administration of a Health Benefit Plan.

"Anthem Workers' Compensation Network" means an Anthem health care delivery network which includes Network/Participating Providers that have expertise in the field of occupational medicine providing treatment to injured workers covered by an insured or permissibly self-insured workers' compensation plan as well as the preparation of documentation of work related injuries in compliance with the State of California's workers' compensation laws and regulations. Participating Providers participate in Anthem's Worker's Compensation Network if such participation is designated (i) on the Provider Networks Attachment pursuant to the terms of section 2.11 of the Agreement, and (ii) a Worker's Compensation Participation Attachment is attached to this Agreement.

"Anthem Rate" means the lesser of one hundred percent (100%) of Eligible Charges for Covered Services, or the total reimbursement amount that Provider and Anthem have agreed upon as set forth in the Plan Compensation Schedule ("PCS"). The Anthem Rate includes applicable Cost Shares, and shall represent payment in full to Provider for Covered Services.

"Audit" means a post-payment review of the Claim(s) and supporting clinical and other information reviewed by Anthem to ensure payment accuracy. The review ensures Claim(s) comply with all terms of this Agreement and pertinent aspects of submission and payment including, but not limited to, contractual terms, Regulatory Requirements, Coded Service Identifiers (as defined in the PCS) guidelines and instructions, Anthem medical policies and clinical utilization management guidelines, reimbursement policies, and generally accepted medical practices. Audit does not include medical record review for quality and risk adjustment initiatives, or activities conducted by Anthem's Special Investigation Unit ("SIU").

"Claim" means either the uniform bill claim form or electronic claim form in the format prescribed by Plan submitted by a provider for payment by a Plan for Health Services rendered to a Member.

"CMS" means the Centers for Medicare & Medicaid Services, an administrative agency within the United States Department of Health & Human Services ("HHS").

"Cost Share" means, with respect to Covered Services, an amount which a Member is required to pay under the terms of the applicable Health Benefit Plan. Such payment may be referred to as an allowance, coinsurance, copayment, deductible, penalty or other Member payment responsibility, and may be a fixed amount or a percentage of applicable payment for Covered Services rendered to the Member.

"Covered Services" means Medically Necessary Health Services, as determined by Plan and described in the applicable Health Benefit Plan, for which a Member is eligible for coverage.

"Government Contract" means the contract between Anthem and an applicable party, such as an Agency, which governs the delivery of Health Services by Anthem to Member(s) pursuant to a Government Program.

Certain confidential information contained in this document, marked by [**], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

"Government Program" means any federal or state funded program under the Social Security Act, and any other federal, state, county or other municipally funded program or product in which Anthem maintains a contract to furnish services. For purposes of this Agreement, Government Program does not include the Federal Employees Health Benefits Program ("FEHBP"), or any state or local government employer program.

"Health Benefit Plan" means the document(s) that set forth Covered Services, rules, exclusions, terms and conditions of coverage. Such document(s) may include but are not limited to a Member handbook, a health certificate of coverage, or evidence of coverage.

"Health Service" means those services, supplies or items that a health care provider is licensed, equipped and staffed to provide and which he/she/it customarily provides to or arranges for individuals.

"Medically Necessary" or "Medical Necessity" means the definition as set forth in the applicable Participation Attachment(s).

"Member" means any individual who is eligible, as determined by Plan, to receive Covered Services under a Health Benefit Plan. For all purposes related to this Agreement, including all schedules, attachments, exhibits, provider manual(s), notices and communications related to this Agreement, the term "Member" may be used interchangeably with the terms Insured, Covered Person, Covered Individual, Enrollee, Subscriber, Dependent Spouse/Domestic Partner, Child, Beneficiary or Contract Holder, and the meaning of each is synonymous with any such other.

"Network" means a group of providers that support, through a direct or indirect contractual relationship, one or more product(s) and/or program(s) in which Members are enrolled. "Managed Care Network" means the Network of health care providers that have entered into contracts with Anthem and/or one or more of its Affiliates pursuant to which those providers have agreed to participate in the Anthem programs that are to be provided pursuant to the Health Benefit Plan.

"Other Payors" means persons or entities, pursuant to an agreement with Anthem or an Affiliate, that access the rates, terms or conditions of this Agreement with respect to certain Network(s), excluding Government Programs unless otherwise set forth in any Participation Attachment(s) for Government Programs. Other Payors include, without limitation, other Blue Cross and/or Blue Shield Plans that are not Affiliates, and employers or insurers providing Health Benefit Plans pursuant to partially or wholly insured, self-administered or self-insured programs.

"Participating Provider" means a person or entity, or an employee or subcontractor of such person or entity, that is party to an agreement to provide Covered Services to Members that has met all applicable Plan credentialing requirements or standards of participation for the services the Participating Provider provides, and that is designated by Plan to participate in one or more Network(s). When Provider has been designated by Plan to participate in a narrow network, Participating Provider shall mean those providers that participate in that narrow network.

"Participation Attachment(s)" means the document(s) attached hereto and incorporated herein by reference, and which identifies the additional duties and/or obligations related to Network(s), Government Program(s), Health Benefit Plan(s), and/or Plan programs such as quality and/or incentive programs.

"Plan" means Anthem, an Affiliate, and/or an Other Payor. For purposes of this Agreement, when the term "Plan" applies to an entity other than Anthem, "Plan" shall be construed to only mean such entity (i.e., the financially responsible Affiliate or Other Payor under the Member's Health Benefit Plan).

"Plan Compensation Schedule" ("PCS") means the document(s) attached hereto and incorporated herein by reference, and which sets forth the Anthem Rate(s) and compensation related terms for the Network(s) in which Provider participates. The PCS may include additional Provider obligations and specific Anthem compensation related terms and requirements.

"Regulatory Requirements" means any requirements, as amended from time to time, imposed by applicable federal, state or local laws, rules, regulations, guidelines, instructions, Government Contract, or otherwise imposed by an Agency or government regulator in connection with the procurement, development or operation of a Health Benefit Plan, or the performance required by either party under this Agreement. The omission from this Agreement of an express reference to a Regulatory Requirement applicable to either party in connection with their duties and responsibilities shall in no way limit such party's obligation to comply with such Regulatory Requirement.

Certain confidential information contained in this document, marked by [**], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

ARTICLE II

SERVICES/OBLIGATIONS

2.1
Member Identification. Anthem shall ensure that Plan provides a means of identifying Member either by issuing a paper, plastic, electronic, or other identification document to Member or by a telephonic, paper or electronic communication to Provider. This identification need not include all information necessary to determine Member's eligibility at the time a Health Service is rendered, but shall include information necessary to contact Plan to determine Member's participation in the applicable Health Benefit Plan. Provider acknowledges and agrees that possession of such identification document or ability to access eligibility information telephonically or electronically, in and of itself, does not qualify the holder thereof as a Member, nor does the lack thereof mean that the person is not a Member.

2.2
Provider Non-discrimination. Provider shall provide Health Services to Members in a manner similar to and within the same time availability in which Provider provides Health Services to any other individual. Provider will not differentiate, or discriminate against any Member as a result of his/her enrollment in a Health Benefit Plan, or because of race, color, creed, national origin, ancestry, religion, sex, marital status, age, disability, payment source, state of health, need for Health Services, status as a litigant, status as a Medicare or Medicaid beneficiary, sexual orientation, gender identity, or any other basis prohibited by law. Provider shall not be required to provide any type, or kind of Health Service to Members that he/she/it does not customarily provide to others. Additional requirements may be set forth in the applicable Participation Attachment(s).

2.3
Publication and Use of Provider Information. Provider agrees that Anthem, Plans or their designees may use, publish, disclose, and display, for commercially reasonable general business purposes, either directly or through a third party, information related to Provider, including but not limited to demographic information, information regarding credentialing, affiliations, performance data, Anthem Rates, and information related to Provider for transparency initiatives.

2.4
Use of Symbols and Marks. Neither party to this Agreement shall publish, copy, reproduce, or use in any way the other party's symbols, service mark(s) or trademark(s) without the prior written consent of such other party. Notwithstanding the foregoing, the parties agree that they may identify Provider as a participant in the Network(s) in which he/she/it participates.

2.5
Submission and Adjudication of Claims. Provider shall submit, and Plan shall adjudicate, Claims in accordance with the applicable Participation Attachment(s), the PCS, the provider manual(s) and Regulatory Requirements. If Provider submits Claims prior to receiving notice of Anthem's approval pursuant to section 2.13, then such Claims shall be processed as out of network and Plan may not make retroactive adjustments with respect to such Claims.

2.6
Payment in Full and Hold Harmless.

2.6.1
Provider agrees to accept as payment in full, in all circumstances, the applicable Anthem Rate whether such payment is in the form of a Cost Share, a payment by Plan, or a payment by another source, such as through coordination of benefits or subrogation. Provider shall bill, collect, and accept compensation for Cost Shares. Provider agrees to make reasonable efforts to verify Cost Shares prior to billing for such Cost Shares. In no event shall Plan be obligated to pay Provider or any person acting on behalf of Provider for services that are not Covered Services, or any amounts in excess of the Anthem Rate less Cost Shares or payment by another source, as set forth above. In the event of nonpayment and/or insolvency of a Plan that is not underwritten by Anthem or an Affiliate, Provider further agrees that it shall not seek compensation from or have any other recourse against Anthem or an Affiliate. Consistent with the foregoing, Provider agrees to accept the Anthem Rate as payment in full if the Member has not yet satisfied his/her deductible.

Certain confidential information contained in this document, marked by [**], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

2.6.2
Except as expressly permitted under Regulatory Requirements, Provider agrees that in no event, including but not limited to, nonpayment by applicable Plan, insolvency of applicable Plan, breach of this Agreement, or Claim payment denials or adjustment requests or recoupments based on miscoding or other billing errors of any type, whether or not fraudulent or abusive, shall Provider, or any person acting on behalf of Provider, bill, charge, collect a deposit , seek compensation from, or have any other recourse against a Member, or a person legally acting on the Member's behalf, for Covered Services provided pursuant to this Agreement. Notwithstanding the foregoing, Provider may collect reimbursement from the Member for the following:

2.6.2.1
Cost Shares, if applicable;

2.6.2.2
Health Services that are not Covered Services. However, Provider may seek payment for a Health Service that is not Medically Necessary or is experimental/investigational only if Provider obtains a written waiver that meets the following criteria:

a)
The waiver notifies the Member that the Health Service is likely to be deemed not Medically Necessary, or experimental/investigational;

b)
The waiver notifies the Member of the Health Service being provided and the date(s) of service;

c)
The waiver notifies the Member of the approximate cost of the Health Service;

d)
The waiver is signed by the Member, or a person legally acting on the Member's behalf, prior to receipt of the Health Service.

2.6.2.3
Any reduction in or denial of payment as a result of the Member's failure to comply with his/her utilization management program pursuant to his her/her Health Benefit Plan, except when Provider has been designated by Anthem to comply with utilization management for the Health Services provided by Provider to the Member.

2.7
Recoupment/Offset/Adjustment for Overpayments. Anthem shall be entitled to offset and recoup an amount equal to any overpayments or improper payments made by Anthem to Provider against any payments due and payable by Anthem to Provider with respect to any Health Benefit Plan under this Agreement. Provider shall voluntarily refund all duplicate or erroneous Claim payments regardless of the cause, including, but not limited to, payments for Claims where the Claim was miscoded, non-compliant with industry standards, or otherwise billed in error, whether or not the billing error was fraudulent, abusive or wasteful. Upon determination by Anthem that any recoupment, improper payment, or overpayment is due from Provider, Provider must refund the amount to Anthem within thirty (30) days of when Anthem notifies Provider. If such reimbursement is not received by Anthem within the thirty (30) days following the date of such notice, Anthem shall be entitled to offset such overpayment against any Claims payments due and payable by Anthem to Provider under any Health Benefit Plan in accordance with Regulatory Requirements. In such event, Provider agrees that all future Claim payments applied to satisfy Provider's repayment obligation shall be deemed to have been paid in full for all purposes, including section 2.6.1. Should Provider disagree with any determination by Plan that Provider has received an overpayment, Provider shall have the right to appeal such determination under Anthem's procedures set forth in the provider manual, and such appeal shall not suspend Anthem's right to recoup the overpayment amount during the appeal process, unless suspension of the right to recoup is otherwise required by Regulatory Requirements. Anthem reserves the right to employ a third party collection agency in the event of non-payment.

2.8
Use of Subcontractors. Provider and Plan may fulfill some of their duties under this Agreement through subcontractors or delegates. For purposes of this provision, subcontractors and delegates shall include, but are not limited to, vendors and non-Participating Providers that provide supplies, equipment, staffing, and other services to Provider or to Members at the request of, under the supervision of, and/or at the place of business of Provider. Provider shall provide Anthem with thirty (30) days prior notice of any Health Services subcontractors with which Provider may contract to perform Provider's duties and obligations under this Agreement, and Provider shall remain responsible to Plan for the compliance of his/her/its subcontractors with the terms and conditions of this Agreement as applicable, including, but not limited to, the Payment in Full and Hold Harmless provisions herein.

Certain confidential information contained in this document, marked by [**], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

2.9
Compliance with Provider Manual(s) and Policies, Programs and Procedures. Provider agrees to cooperate and comply with, Anthem's provider manual(s), and all other policies, programs and procedures (collectively "Policies") established and implemented by Plan applicable to the Network(s) in which Provider participates, including but not limited to, credentialing, utilization management, access and availability standards, quality improvement, grievances, peer review, coordination of benefits, third party liability and care management programs. Anthem or its designees may modify the provider manual(s) and its Policies by making a good faith effort to provide notice to Provider at least thirty (30) days in advance of the effective date of material modifications thereto.

2.10
Referral Incentives/Kickbacks and Disclosure of Ownership. Provider represents and warrants that Provider does not give, provide, condone or receive any incentives or kickbacks, monetary or otherwise, in exchange for the referral of a Member, and if a Claim for payment is attributable to an instance in which Provider provided or received an incentive or kickback in exchange for the referral, such Claim shall not be payable and, if paid in error, shall be refunded to Anthem.

Provider agrees to disclose to Anthem any interest, affiliation, or control by Provider or Provider's immediate family member of any other provider of medical, health, or administrative services to which Provider refers patients (including but not limited to pathology, radiology, imaging, and surgery centers), upon request.

2.11
Networks and Provider Panels. Provider shall be eligible to participate only in those Networks designated on the Provider Networks Attachment of this Agreement. Provider shall not be recognized as a Participating Provider in such Networks until the later of: 1) the Effective Date of this Agreement or; 2) as determined by Plan in its sole discretion, the date Provider has met Plan's applicable credentialing requirements, standards of participation and accreditation requirements. Provider acknowledges that Plan may develop, discontinue, or modify new or existing Networks, products and/or programs. In addition to those Networks designated on the Provider Networks Attachment, Anthem may also identify Provider as a Participating Provider in additional Networks, products and/or programs designated in writing from time to time by Anthem. The terms and conditions of Provider's participation as a Participating Provider in such additional Networks, products and/or programs shall be on the terms and conditions as set forth in this Agreement unless otherwise agreed to in writing by Provider and Anthem. Anthem may designate only certain Provider locations and tax identification numbers in Network(s) that Provider has been designated to participate.

In addition to and separate from Networks that support some or all of Plan's products and/or programs (e.g., HMO, PPO and Indemnity products), Provider further acknowledges that certain Health Services, including by way of example only, laboratory or behavioral health services, may be provided exclusively by designated Participating Providers (a "Health Services Designated Network"), as determined by Plan. Provider agrees to refer Members to such designated Participating Providers in a Health Services Designated Network for the provision of certain Health Services, even if Provider performs such services. Notwithstanding any other provision in this Agreement, if Provider provides a Health Service to a Member for which Provider is not a designated Participating Provider in a Health Services Designated Network, then Provider agrees that he/she/it shall not be reimbursed for such services by Anthem, Plan or the Member, unless Provider was authorized to provide such Health Service by Plan.

2.12
Change in Provider Information. Provider shall immediately send written notice, in accordance with the Notice section of this Agreement, to Anthem of:

2.12.1
Any legal, governmental, or other action or investigation involving Provider which could affect Provider's credentialing status with Plan, or materially impair the ability of Provider to carry out his/her/its duties and obligations under this Agreement, except for temporary emergency diversion situations; or

2.12.2
Any change in Provider accreditation, affiliation, (including without limitation, any reduction, suspension, or termination of such privileges), insurance (including a change in professional liability insurance premiums as a result of malpractice suits), licensure, certification or eligibility status, or other relevant information regarding Provider's practice or status in the medical community.

2.13
Provider Credentialing and Privileges. Provider warrants that he/she/it meets all applicable Plan credentialing requirements, standards of participation, and accreditation requirements for the Networks in which Provider participates. A description of the applicable credentialing requirements, standards of participation, and

Certain confidential information contained in this document, marked by [**], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

accreditation requirements are set forth in the provider manual(s). Provider acknowledges that until such time as Provider has been determined to have fully met Plan's credentialing requirements, standards of participation, and accreditation requirements, as applicable, Provider shall not be entitled to the benefits of participation under this Agreement, including without limitation the Anthem Rates set forth in the PCS attached hereto, unless otherwise set forth in a Participation Attachment(s).

In addition, unless Anthem agrees in advance in writing, Provider agrees to maintain hospital privileges with a participating hospital in the applicable Network that are appropriate to Provider's specialty.

2.14
Appeals/Adjustment Requests. If Provider believes a Claim has been improperly adjudicated for a Covered Services for which Provider timely submitted a Claim to Plan, Provider must submit a request for an adjustment to Plan in accordance with the applicable Participation Attachment and provider manual(s).

2.15
Provision and Supervision of Services. In no way shall Anthem or Plan be construed to be providers of Health Services or responsible for, exercise control, or have direction over the provision of such Health Services. Provider shall be solely responsible to the Member for treatment, medical care, and advice with respect to the provision of Health Services. Provider agrees that all Health Services provided to Members under this Agreement shall be provided by Provider. Provider warrants that any nurses or other health professionals employed by or providing services for Provider shall be duly licensed or certified under applicable law. In addition, nothing herein shall be construed as authorizing or permitting Provider to abandon any Member.

2.16
Coordination of Benefits/Subrogation. Provider agrees to cooperate with Plan and any Regulatory Requirements, regarding subrogation and coordination of benefits, as set forth in Policies and the provider manual(s), and to notify Plan promptly after receipt of information regarding any Member who may have a Claim involving subrogation or coordination of benefits.

2.17
Cost Effective Care. Provider shall provide Covered Services in the most cost effective, clinically appropriate setting and manner. In addition, in accordance with the provider manual(s) and Policies, Provider shall utilize Participating Providers, and when Medically Necessary or appropriate, refer and transfer Members to Participating Providers for all Covered Services, including but not limited to specialty, laboratory, ancillary and supplemental services.

2.18
Marketing and Promotion. Provider shall make reasonable efforts to assist Plans in marketing Health Benefit Plans. To the extent applicable and permitted by the Knox-Keene Act, including Health and Safety Code Section 1395.5, Provider shall ensure that all Providers maintain reasonable Plan signs and Plan health promotion, membership and marketing materials as reasonably requested by Plans, consistent with the signage visibility and marketing support granted to third party payers other than Anthem.

ARTICLE III CONFIDENTIALITY/RECORDS

3.1
Proprietary and Confidential Information. Except as otherwise provided herein, all information and material provided by either party in contemplation of or in connection with this Agreement remains proprietary and confidential to the disclosing party. This Agreement, including but not limited to the Anthem Rates, is Anthem's proprietary and confidential information. Neither party shall disclose any information proprietary or confidential to the other, or use such information or material except: (1) as otherwise set forth in this Agreement; (2) as may be required to perform obligations hereunder; (3) as required to deliver Health Services or administer a Health Benefit Plan; (4) to Plan or its designees; (5) upon the express written consent of the parties; or (6) as required by Regulatory Requirements. Notwithstanding the foregoing, either party may disclose such information to its legal advisors, lenders and business advisors, provided that such legal advisors, lenders and business advisors agree to maintain confidentiality of such information. Provider and Anthem shall each have a system in place that meets all applicable Regulatory Requirements to protect all records and all other documents relating to this Agreement which are deemed confidential by law. Any disclosure or transfer of proprietary or confidential information by Provider or Anthem will be in accordance with applicable Regulatory Requirements. Provider shall immediately notify Anthem if Provider is required to disclose any proprietary or confidential information at the request of an Agency or pursuant to any federal or state freedom of information act request.

Certain confidential information contained in this document, marked by [**], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

3.2
Confidentiality of Member Information. Both parties agree to comply with the Health Insurance Portability and Accountability Act of 1996 ("HIPAA") and the Health Information Technology for Economic and Clinical Health Act ("HITECH Act"), and as both may be amended, as well as any other applicable Regulatory Requirements regarding confidentiality, use, disclosure, security and access of the Member's personally identifiable information ("PII") and protected health information ("PHI"), (collectively "Member Information"). Provider shall review all Member Information received from Anthem to ensure no misrouted Member Information is included. Misrouted Member Information includes but is not limited to, information about a Member that Provider is not currently treating. Provider shall immediately destroy any misrouted Member Information or safeguard the Member Information for as long as it is retained. In no event shall Provider be permitted to misuse or re- disclose misrouted Member Information. If Provider cannot destroy or safeguard misrouted Member Information, Provider must contact Anthem to report receipt of misrouted Member Information.

3.3
Network Provider/Patient Discussions. Notwithstanding any other provision in this Agreement and regardless of any benefit or coverage exclusions or limitations associated with a Health Benefit Plan, Provider shall not be prohibited from discussing fully with a Member any issues related to the Member's health including recommended treatments, treatment alternatives, treatment risks and the consequences of any benefit coverage or payment decisions made by Plan or any other party. In addition, nothing in this Agreement shall be construed to, create any financial incentive for Provider to withhold Covered Services, or prohibit Provider from disclosing to the Member the general methodology by which Provider is compensated under this Agreement, such as for example, whether Provider is paid on a fee for service, capitation or Percentage Rate basis. Plan shall not refuse to allow or to continue the participation of any otherwise eligible provider, or refuse to compensate Provider in connection with services rendered, solely because Provider has in good faith communicated with one or more of his/her/its current, former or prospective patients regarding the provisions, terms or requirements of a Health Benefit Plan as they relate to the health needs of such patient. Nothing in this section shall be construed to permit Provider to disclose Anthem Rates or specific terms of the compensation arrangement under this Agreement.

3.4
Plan Access to and Requests for Provider Records. Provider and its designees shall comply with all applicable state and federal record keeping and retention requirements, and, as set forth in the provider manual(s) and/or Participation Attachment(s), shall permit Plan or its designees to have, with appropriate working space and without charge, on-site access to and the right to perform an Audit, examine, copy, excerpt and transcribe any books, documents, papers, and records related to Member's medical and billing information within the possession of Provider and inspect Provider's operations, which involve transactions relating to Members and as may be reasonably required by Plan in carrying out its responsibilities and programs including, but not limited to, assessing quality of care, complying with quality initiatives/measures, Medical Necessity, concurrent review, appropriateness of care, accuracy of Claims coding and payment, risk adjustment assessment as described in the provider manual(s), including but not limited to completion of the Encounter Facilitation Form (also called the "SOAP" note), compliance with this Agreement, and for research. In lieu of on-site access, at Plan's request, Provider or its designees shall submit records to Plan, or its designees via photocopy or electronic transmittal, within thirty (30) days, at no charge to Plan from either Provider or its designee. Provider shall make such records available to the state and federal authorities involved in assessing quality of care or investigating Member grievances or complaints in compliance with Regulatory Requirements. Provider acknowledges that failure to submit records to Plan in accordance with this provision and/or the provider manual(s), and/or Participation Attachment(s) may result in a denial of a Claim under review, whether on pre-payment or post-payment review, or a payment retraction on a paid Claim, and Provider is prohibited from balance billing the Member in any of the foregoing circumstances.

3.5
Transfer of Medical Records. Following a request, Provider shall transfer a Member's medical records in a timely manner, or within such other time period required under applicable Regulatory Requirements, to other health care providers treating a Member at no cost to Anthem, Plan, the Member, or other treating health care providers.

Certain confidential information contained in this document, marked by [**], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

3.6
Clinical Data Sharing. Anthem and Provider desire to collaborate by sharing data, including Member Information, to enhance certain health care operations activities, primarily to help improve quality and efficiency of health care. Each party's access to better clinical and administrative data is critical to the mutual goal of Anthem and Provider improving health care quality as it relates to their respective Members and patients. Therefore and upon request, Provider agrees to provide data to Anthem for treatment purposes, for payment purposes, for health care operations purposes consistent with those enumerated in the first two paragraphs of the health care operations definition in HIPAA (45 CFR 164.501), or for purposes of health care fraud and abuse detection or compliance. Provider shall provide data as set forth in Policies or the provider manual(s), as applicable.

ARTICLE IV INSURANCE

4.1
Anthem Insurance. Anthem shall self-insure or maintain insurance as required under applicable Regulatory Requirements to insure Anthem and its employees, acting within the scope of their duties.

4.2
Provider Insurance. Provider shall self-insure or maintain insurance in types and amounts reasonably determined by Provider, or as required under applicable Regulatory Requirements.

ARTICLE V RELATIONSHIP OF THE PARTIES

5.1
Relationship of the Parties. For purposes of this Agreement, Anthem and Provider are and will act at all times as independent contractors. Nothing in this Agreement shall be construed, or be deemed to create, a relationship of employer or employee or principal and agent, partnership, joint venture, or any relationship other than that of independent entities contracting with each other for the purposes of effectuating this Agreement.

5.2
Provider Representations and Warranties. Provider represents and warrants that it is the duly authorized agent of, and has the corporate power and authority to, execute and deliver this Agreement on its own behalf, and as agent for any other individuals or entities that are owned, employed or contracted with or by Provider to provide services under this Agreement. Accordingly, if Provider is a partnership, corporation, or any other entity, other than an individual, all references herein to "Provider" may also mean and refer to each individual within such entity who Provider certifies is contracted or employed by Provider, and who has applied for and been accepted by Plan as a Participating Provider. Provider further certifies that individuals or entities that are owned, employed or contracted with Provider agree to comply with the terms and conditions of this Agreement.

ARTICLE VI

INDEMNIFICATION AND LIMITATION OF LIABILITY

6.1
Indemnification. Anthem and Provider shall each indemnify, defend and hold harmless the other party, and his/her/its directors, officers, employees, agents and subsidiaries, from and against any and all losses, claims, damages, liabilities, costs and expenses (including without limitation, reasonable attorneys' fees and costs) arising from third party claims resulting from the indemnifying party's failure to perform his/her/its obligations under this Agreement, and/or the indemnifying party's violation of any law, statute, ordinance, order, standard of care, rule or regulation. The obligation to provide indemnification under this Agreement shall be contingent upon the party seeking indemnification providing the indemnifying party with prompt written notice of any claim for which indemnification is sought, allowing the indemnifying party to control the defense and settlement of such claim, provided however that the indemnifying party agrees not to enter into any settlement or compromise of any claim or action in a manner that admits fault or imposes any restrictions or obligations on an indemnified party without that indemnified party's prior written consent which will not be unreasonably withheld, and cooperating fully with the indemnifying party in connection with such defense and settlement.

Certain confidential information contained in this document, marked by [**], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

6.2
Limitation of Liability. Regardless of whether there is a total and fundamental breach of this Agreement or whether any remedy provided in this Agreement fails of its essential purpose, in no event shall either of the parties hereto be liable for any amounts representing loss of revenues, loss of profits, loss of business, the multiple portion of any multiplied damage award, or incidental, indirect, consequential, special or punitive damages, whether arising in contract, tort (including negligence), or otherwise regardless of whether the parties have been advised of the possibility of such damages, arising in any way out of or relating to this Agreement. Further, in no event shall Plan be liable to Provider for any extracontractual damages relating to any claim or cause of action assigned to Provider by any person or entity.

ARTICLE VII

DISPUTE RESOLUTION AND ARBITRATION

7.1
Dispute Resolution. All disputes between Anthem and Provider arising out of or related in any manner to this Agreement shall be resolved using the dispute resolution and arbitration procedures as set forth below. Provider shall exhaust any other applicable provider appeal/provider dispute resolution procedures under this Agreement and any applicable exhaustion requirements imposed by Regulatory Requirements as a condition precedent to Provider's right to pursue the dispute resolution and arbitration procedures as set forth below.

7.1.1
In order to invoke the next phase of the dispute resolution procedures in this Agreement after Plan's decision on the provider appeal/adjustment process described in section 2.14 ("Provider Appeal") of this Agreement, Provider shall first shall send to Anthem a written demand letter for a meet and confer ("Meet and Confer") within thirty (30) business days of Plan's written decision on the Provider Appeal that contains a detailed description of the dispute and all relevant underlying facts, a detailed description of the amount(s) in dispute and how they have been calculated and any other information that the Anthem provider manual(s) may require Provider to submit with respect to such dispute. Within forty-five (45) business days following the date on which the receiving party receives the demand letter ("Meet and Confer Deadline"), representatives of each party's choosing shall meet and confer in an effort to resolve the dispute. Requests for Meet and Confers submitted after thirty (30) business days of Plan's written decision on the Provider Appeal will be denied for payment, and Provider will not be permitted to bill Anthem, Plan, or the Member for those services for which payment was denied or allegedly underpaid. Both Provider and Anthem shall be responsible for their own costs and/or attorney's fees for the meet and confer process.

Mediation: If the total amount in dispute as set forth in the demand letter is two hundred thousand dollars ($200,000) or more, exclusive of interest, costs, and attorneys' fees, then within ninety (90) days following the Meet and Confer Deadline, the parties shall engage in non-binding mediation in an effort to resolve the dispute unless both parties agree in writing to waive the mediation requirement. The parties shall mutually agree upon a mediator, and failing to do so, Judicial Arbitration and Mediation Services ("JAMS") shall be authorized to appoint a mediator. Both Provider and Anthem shall be responsible for their own costs and/or attorney's fees and for providing information to, and participating in, the mediation process for the case at issue.

7.2
Arbitration. Any dispute within the scope of section 2.14 and subsection 7.1.1 that remains unresolved at the conclusion of the applicable process outlined in subsection 7.1.1 shall be resolved by binding arbitration in the manner as set forth below. Except to the extent as set forth below, the arbitration shall be conducted pursuant to the JAMS Comprehensive Arbitration Rules and Procedures, provided, however, that the parties may agree in writing to further modify the JAMS Comprehensive Arbitration Rules and Procedures. The parties agree to be bound by the findings of the arbitrator(s) with respect to such dispute, subject to the right of the parties to appeal such findings as set forth herein. No arbitration demand shall be filed until after the parties have completed the dispute resolution efforts described in section 7.1 above. If the dispute resolution efforts described in section 7.1 cannot be completed within the deadlines specified for such efforts despite the parties' good faith efforts to meet such deadlines, such deadlines may be extended as necessary upon mutual agreement of the parties. Enforcement of this arbitration clause, including the waiver of class actions, shall be determined under the Federal Arbitration Act ("FAA"), including the FAA's preemptive effect on state law. The parties agree that the arbitration shall be conducted on a confidential basis pursuant to Rule 26 of the JAMS Comprehensive Arbitration Rules and Procedures. Subject to any disclosures that may be required or requested under Regulatory Requirements, the parties further agree that they shall maintain the confidential nature of the arbitration, including without limitation, the existence of the arbitration, information exchanged

Certain confidential information contained in this document, marked by [**], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

during the arbitration, and the award of the arbitrator(s). Nothing in this provision, however, shall preclude either party from disclosing any such details regarding the arbitration to its accountants, auditors, brokers, insurers, reinsurers or retrocessionaires or in another arbitration between the same parties.

7.2.1
Location of Arbitration. The arbitration hearing shall be held in the city and state in which the Anthem office identified in the address block on the signature page of this Agreement is located, except that if there is no address block on the signature page, then the arbitration hearing shall be held in the city and state in which the Anthem entity that is a party to this Agreement has its principal place of business. Notwithstanding the foregoing, both parties can agree in writing to hold the arbitration hearing in some other location.

7.2.2
Selection and Replacement of Arbitrator(s). If the total amount in dispute is less than two million dollars ($2,000,000), exclusive of interest, costs, and attorneys' fees, the dispute shall be decided by a single arbitrator selected, and replaced when required, in the manner described in the JAMS Comprehensive Arbitration Rules and Procedures. If the total amount in dispute is two million dollars ($2,000,000) or more, exclusive of interest, costs, and attorneys' fees, the dispute shall be decided by an arbitration panel consisting of three (3) arbitrators, unless the parties agree in writing that the dispute shall be decided by a single arbitrator.

7.2.3
Appeal. If the total amount of the arbitration award is five million dollars ($5,000,000) or more, inclusive of interest, costs, and attorneys' fees, or if the arbitrator(s) issues an injunction against a party, the parties shall have the right to appeal the decision of the arbitrator(s) pursuant to the JAMS Optional Arbitration Appeal Procedure. A decision that has been appealed shall not be enforceable while the appeal is pending. In reviewing a decision of the arbitrator(s), the appeal panel shall apply the same standard of review that a United States Court of Appeals would apply in reviewing a similar decision issued by a United States District Court in the jurisdiction in which the arbitration hearing was held.

7.2.4
Waiver of Certain Claims. The parties, on behalf of themselves and those that they may now or hereafter represent, each agree to and do hereby waive any right to join or consolidate claims in arbitration by or against other individuals or entities or to pursue, on a class basis, any dispute; provided however, if there is a dispute regarding the applicability or enforcement of the waiver provision in this subsection 7.2.4, that dispute shall be decided by a court of competent jurisdiction. If a court of competent jurisdiction determines that such waiver is unenforceable for any reason with respect to a particular dispute, then the parties agree that section 7.2 shall not apply to such dispute and that such dispute shall be decided instead in a court of competent jurisdiction.

7.2.5
Limitations on Injunctive Relief. The parties, on behalf of themselves and those that they may now or hereafter represent, each agree that any injunctive relief sought against the other party shall be limited to the alleged conduct of the parties to the arbitration and shall not be sought for the benefit of individuals or entities who are not parties to the arbitration. This includes any individual claim by either party that seeks public injunctive relief. Individual claims for public injunctive relief may only be pursued in a court of competent jurisdiction. If Provider pursues individual claims injunctive relief, then all other individual claims must follow the procedures of 7.1.1. The arbitrator(s) are not authorized to issue injunctive relief for the benefit of an individual or entity who is not a party to the arbitration. The arbitrator shall be limited to issuing injunctive relief related to the alleged conduct of the parties to the arbitration.

7.2.5.1
Public Injunctive Relief. If a party to the arbitration seeks public injunctive relief, which is defined herein to mean injunctive relief that is intended to apply to persons other than just those who are parties to the arbitration, only a Court of competent jurisdiction may decide whether such relief may be sought and such relief may only be sought in a Court of competent jurisdiction and not in arbitration. If a party to this Agreement pursues individual claims for public injunctive relief, then all other individual claims not seeking such public injunctive relief and that are otherwise subject to the dispute resolution provisions in this Agreement, shall be arbitrated separately in accordance with the procedures of Article VII. The arbitrator(s) do not have the power and are not authorized to issue injunctive relief for the benefit of the public or for the benefit of any individual or entity who is not a party to the arbitration.

Certain confidential information contained in this document, marked by [**], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

7.2.5.2
Individual, Private Claims for Injunctive Relief. If a party to this Agreement pursues an individual claim(s) for injunctive relief that is not intended to apply to persons other than those who are parties to this Agreement, then the claim for individual injunctive relief, as well as all other claims arising under this Agreement other than those in section 7.2.5.1 must be arbitrated in accordance with the procedures of Article VII. The arbitrator shall be limited to issuing injunctive relief related to the alleged conduct of the parties to and only for the benefit of the parties to the arbitration.

7.3
Attorney's Fees and Costs. The fees and costs of the non-binding mediation and arbitration (e.g. fee of the mediator, fee of the independent arbitrator) will be shared equally between the parties. Each party shall be responsible for the payment of its own specific fees and costs (e.g. the party's own attorney's fees, the fees of the party selected arbitrator, etc.) and any costs associated with conducting the non-binding mediation or arbitration that the party chooses to incur (e.g. expert witness fees, depositions, etc.). Notwithstanding this provision, the arbitrator may issue an order in accordance with Federal Rule of Civil Procedure Rule 11.

7.4
Period of Limitations. Unless otherwise provided for in this Agreement or a Participation Attachment(s), neither party shall commence any action at law or equity, including but not limited to, an arbitration demand, against the other to recover on any legal or equitable claim arising out of this Agreement ("Action") more than eighteen months (18) after the events which gave rise to such Action; provided, however, this eighteen months (18) limitation shall not apply to Actions by Anthem against Provider related to fraud, waste or abuse which shall be subject to the period of limitations set forth in applicable Regulatory Requirements. In the situation where Provider believes that Anthem underpaid a Claim, the Action arises on the date when Anthem first denies the Claim or first pays the Claim in an amount less than expected by Provider. In the situation where Anthem believes that it overpaid a Claim, the Action arises when Provider first contests in writing Anthem's notice to it that the overpayment was made. The deadline for initiating an Action shall not be tolled by the appeal process, provider dispute resolution process or any other administrative process. To the extent an Action is timely commenced, it will be administered in accordance with Article VII of this Agreement.

ARTICLE VIII

TERM AND TERMINATION

8.1
Term of Agreement. The initial term of this Agreement shall commence at 12:01 AM on January 1, 2023 (the "Effective Date") and shall continue in effect from January 1, 2023 until December 31, 2025, for a term of 3 (three) years ("Initial Term"), automatically renewing for consecutive one (1) year terms (each, a renewal term) unless otherwise terminated as provided herein.

8.2
Termination Without Cause. At any time, either party may terminate this Agreement without cause with such termination to be effective on or after the expiration date of the Initial Term or any renewal term that may then be existing, by giving at least three hundred and sixty-five (365) days prior written notice of termination to the other party prior to the completion of the Initial Term or renewal term, as applicable. Thus, the effective date of any termination of this Agreement without cause cannot be prior to December 31, 2025, which is the date of expiration of the Initial Term.
8.3
Breach of Agreement. Except for circumstances giving rise to the Immediate Termination section, if either party fails to comply with or perform when due any material term or condition of this Agreement or any Participation Attachment(s), the other party shall notify the breaching party of its breach in writing stating the specific nature of the material breach, and the breaching party shall have thirty (30) days to cure the breach. If the breach is not cured to the reasonable satisfaction of the non-breaching party within said thirty (30) day period, the non-breaching party may terminate this Agreement or any Participation Attachment(s) by providing written notice of such termination to the other party. The effective date of such termination shall be no sooner than sixty (60) days after such notice of termination.
8.4
Immediate Termination.

8.4.1
This Agreement or any Participation Attachment(s) may be terminated immediately by Anthem if:

8.4.1.1
Provider commits any act or conduct for which his/her/its license(s), permit(s), or any governmental or board authorization(s) or approval(s) necessary for business operations or to provide Health Services are lost or voluntarily surrendered in whole or in part; or

8.4.1.2
Provider commits fraud or makes any material misstatements or omissions on any documents related to this Agreement which Provider submits to Anthem or to a third party; or

Certain confidential information contained in this document, marked by [**], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

8.4.1.3
Provider files a petition in bankruptcy for liquidation or reorganization by or against Provider, if Provider becomes insolvent, or makes an assignment for the benefit of its creditors without Anthem's written consent, or if a receiver is appointed for Provider or its property; or

8.4.1.4
Provider's insurance coverage as required by this Agreement lapses for any reason; or

8.4.1.5
Provider fails to maintain compliance with Plan's applicable credentialing requirements, accreditation requirements or standards of participation; or

8.4.1.6
Intentionally omitted.

8.4.1.7
Intentionally omitted.

8.4.1.8
Provider and/or his/her/its employees, contractors, subcontractors, or agents are ineligible, excluded, suspended, terminated or debarred from participating in a Government Program, and in the case of an employee, contractor, subcontractor or agent, Provider fails to remove such individual from responsibility for, or involvement with, the Provider's business operations related to this Agreement, or if Provider has voluntarily withdrawn his/her/its participation in any Government Program as the result of a settlement agreement; or

8.4.1.9
Provider is convicted or has been finally adjudicated to have committed a felony or misdemeanor, other than a non-DUI related traffic violation.

8.4.2
This Agreement may be terminated immediately by Provider if:

8.4.2.1
Anthem commits any act or conduct for which its license(s), permit(s), or any governmental or board authorization(s) or approval(s) necessary for business operations are lost or voluntarily surrendered in whole or in part; or

8.4.2.2
Anthem commits fraud or makes any material misstatements or omissions on any documents related to this Agreement which it submits to Provider or to a third party; or

8.4.2.3
Anthem files for bankruptcy, or if a receiver is appointed.

8.5
Termination of Individual Providers. If Anthem reasonably believes based on an individual provider’s conduct or inaction, or allegations of such conduct or inaction that the well being of patients may be jeopardized, or an individual provider has been abusive to a Member, an Anthem employee or representative, Anthem reserves the right to terminate individual providers from any or all Network(s) under the terms of this Article VIII while continuing the Agreement for one or more providers in a group.

8.6
Transactions Prior to Termination. Except as otherwise set forth in this Agreement, termination shall have no effect on the rights and obligations of the parties arising out of any transaction under this Agreement occurring prior to the date of such termination.

8.7
Continuation of Care Upon Termination. If this Agreement or any Participation Attachment terminates for any reasons other than one of the grounds set forth in the "Immediate Termination" section, then Provider shall, at Anthem's discretion, and/or in accordance with Regulatory Requirements, continue to provide Covered Services to all designated Members under this Agreement or any terminating Participation Attachment, as applicable. During such continuation period, Provider agrees to: (i) accept reimbursement from Anthem for all Covered Services furnished hereunder in accordance with this Agreement and at the rates set forth in the PCS attached hereto; and (ii) adhere to Anthem's Policies, including but not limited to, Policies regarding quality assurance requirements, referrals, pre-authorization and treatment planning.

Certain confidential information contained in this document, marked by [**], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

8.8
Survival. The provisions of this Agreement set forth below shall survive termination or expiration of this Agreement or any Participation Attachment(s):

8.8.1
Publication and Use of Provider Information;

8.8.2
Payment in Full and Hold Harmless;

8.8.3
Recoupment/Offset/Adjustment for Overpayments;

8.8.4
Confidentiality/Records;

8.8.5
Indemnification and Limitation of Liability;

8.8.6
Dispute Resolution and Arbitration;

8.8.7
Continuation of Care Upon Termination; and

8.8.8
Any other provisions required in order to comply with Regulatory Requirements.

ARTICLE IX GENERAL PROVISIONS

9.1
Amendment. Except as otherwise provided for in this Agreement or the applicable Participation Attachment(s), Anthem retains the right to amend this Agreement and any attachments or addenda (with the exception of the Anthem Rate or any compensation related provisions set forth herein which may only be amended by mutualy written consent) by making a good faith effort to provide notice to Provider at least thirty (30) days in advance of the effective date of the amendment. Except to the extent that Anthem determines an amendment is necessary to effectuate Regulatory Requirements, if Provider objects to the amendment prior to its effective date, then Provider has the right to terminate this Agreement, and such termination shall take effect on the later of the amendment effective date identified by Anthem or one hundred eighty (180) days from the date Provider has provided notice of his/her/its intention to terminate the Agreement pursuant to this section. Failure of Provider to provide such notice to Anthem within the time frames described herein will constitute acceptance of the amendment by Provider.

9.2
Assignment. This Agreement may not be assigned by Provider without the prior written consent of Anthem. Any assignment by Provider without such prior consent shall be voidable at the sole discretion of Anthem. Anthem may assign this Agreement in whole or in part. In the event of a partial assignment of this Agreement by Anthem, the obligations of the Provider shall be performed for Anthem with respect to the part retained and shall be performed for Anthem's assignee with respect to the part assigned, and such assignee is solely responsible to perform all obligations of Anthem with respect to the part assigned. The rights and obligations of the parties hereunder shall inure to the benefit of, and shall be binding upon, any permitted successors and assigns of the parties hereto.

9.3
Scope/Change in Status.

9.3.1
Anthem and Provider agree that this Agreement applies to Health Services rendered at the Provider's location(s) on file with Anthem. Anthem may, if in Anthem's judgment the circumstances require such, limit this Agreement to Provider's locations, operations, business or corporate form, status or structure in existence on the Effective Date of this Agreement and prior to the occurrence of any of the events set forth in subsections 9.3.1.1 – 9.3.1.5. Provider shall provide at least ninety (90) days prior written notice of any such event.

9.3.1.1
Provider sells all or substantially all of his/her/its assets; or

9.3.1.2
Provider transfers control of his/her/its management or operations to any third party, including Provider entering into a management contract with a physician practice management company which does not manage Provider as of the Effective Date of this Agreement, or there is a subsequent change in control of Provider's current management company; or

Certain confidential information contained in this document, marked by [**], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

9.3.1.3
Provider acquires or controls any other medical practice or entity or is in any manner otherwise acquired or controlled by any other party, whether by purchase, merger, consolidation, alliance, joint venture, partnership, association or expansion; or

9.3.1.4
Provider otherwise changes his/her/its business or operations, or business or corporate form or status; or

9.3.1.5
Provider creates or otherwise operates a licensed health maintenance organization or commercial health plan (whether such creation or operation is direct or through a Provider affiliate).

9.3.2
Notwithstanding the termination provisions of Article VIII, and without limiting any of Anthem's rights as set forth elsewhere in this Agreement, Anthem shall have the right to terminate this Agreement by giving at least sixty (60) days written notice to Provider if Anthem determines, that as a result of any of the transactions listed in subsection 9.3.1, Provider cannot satisfactorily perform the obligations hereunder, or cannot comply with one or more of the terms and conditions of this Agreement, including but not limited to the confidentiality provisions herein; or Anthem elects in its reasonable business discretion not to do business with Provider, the successor entity or new management company, as a result of one or more of the events as set forth in subsection 9.3.1.

9.3.3
Provider shall use best efforts to provide Anthem with thirty (30) days prior written notice of:

9.3.3.1
A change in providers who are part of the group, if applicable. Any new providers must meet Plan's credentialing requirements or other applicable standards of participation prior to being designated as a Participating Provider; or

9.3.3.2
A change in tax identification number, locations, mailing address or similar demographic information.

9.3.4
If Provider is acquired by, acquires or merges with another entity, and such entity already has an agreement with Anthem, Anthem will determine in its sole discretion which Agreement will prevail.

9.4
Definitions. Unless otherwise specifically noted, the definitions as set forth in Article I of this Agreement will have the same meaning when used in any attachment, the provider manual(s) and Policies.

9.5
Entire Agreement. This Agreement, exhibits, attachments and amendments hereto, together with any items incorporated herein by reference, constitute the entire understanding between the parties and supersedes all prior oral or written agreements between them with respect to the matters provided for herein. If there is an inconsistency between any of the provisions of this Agreement and the provider manual(s), then this Agreement shall govern. In addition, if there is an inconsistency between the terms of this Agreement and the terms provided in any attachment to this Agreement, then the terms provided in that attachment shall govern.

9.6
Force Majeure. Neither party shall be deemed to be in violation of this Agreement if such party is prevented from performing any of his/her/its obligations hereunder due to natural or man-made disasters, including fire, flood, earthquake, terrorism, or any similar unforeseeable act beyond its reasonable control, acts of any public enemy, statutory or other laws, regulations, rules, orders, or actions of the federal, state, or local government or any agency thereof.

9.7
Compliance with Regulatory Requirements. Anthem and Provider agree to comply with all applicable Regulatory Requirements, as amended from time to time, relating to their obligations under this Agreement, and maintain in effect all permits, licenses and governmental and board authorizations and approvals as necessary for business operations and an effective corporate compliance program. Provider warrants that as of the Effective Date, he/she/it is and shall remain licensed and certified for the term of this Agreement in accordance with all Regulatory Requirements (including those applicable to utilization review and Claims payment) relating to the provision of Health Services to Members. Provider shall supply evidence of such licensure, compliance and certifications to Anthem upon request. If there is a conflict between this section and any other provision in this Agreement, then this section shall control.

9.7.1
In addition to the foregoing, Provider warrants and represents that at the time of entering into this Agreement, neither he/she/it nor any of his/her/its employees, contractors, subcontractors, principals or agents are ineligible, excluded, suspended, terminated or debarred from participating in a Government Program ("Ineligible Person"). Provider shall remain continuously responsible for

Certain confidential information contained in this document, marked by [**], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

ensuring that his/her/its employees, contractors, subcontractors, principals or agents are not Ineligible Persons. If Provider or any employees, subcontractors, principals or agents thereof becomes an Ineligible Person after entering into this Agreement or otherwise fails to disclose his/her/its Ineligible Person status, Provider shall have an obligation to (1) immediately notify Anthem of such Ineligible Person status and (2) within ten (10) days of such notice, remove such individual from responsibility for, or involvement with, Provider's business operations related to this Agreement.

9.8
Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state where Anthem has its primary place of business, unless such state laws are otherwise preempted by federal law. However, coverage issues specific to a Health Benefit Plan are governed by the state laws where the Health Benefit Plan is issued, unless such state laws are otherwise preempted by federal law.

9.9
Intent of the Parties. It is the intent of the parties that this Agreement is to be effective only in regards to their rights and obligations with respect to each other; it is expressly not the intent of the parties to create any independent rights in any third party or to make any third party a third party beneficiary of this Agreement, except to the extent specified in the Payment in Full and Hold Harmless section of this Agreement, or in a Participation Attachment(s).

9.10
Non-Exclusive Participation. None of the provisions of this Agreement shall prevent Provider or Plan from participating in or contracting with any provider, preferred provider organization, health maintenance organization/health insuring corporation, or any other health delivery or insurance program. Provider acknowledges that Plan does not warrant or guarantee that Provider will be utilized by any particular number of Members.

9.11
Notice. Any notice required to be given pursuant to the terms and provisions of this Agreement shall be in writing and shall be delivered by hand, facsimile, electronic mail, or mail. Notice shall be deemed to be effective: (a) when delivered by hand, (b) upon transmittal when transmitted by facsimile transmission or by electronic mail, (c) upon receipt by registered or certified mail, postage prepaid, (d) on the next business day if transmitted by national overnight courier, or (e) if sent by regular mail, five (5) days from the date set forth on the correspondence. Unless specified otherwise in writing by a party, Anthem shall send Provider notice to an address that Anthem has on file for Provider, and Provider shall send Anthem notice to Anthem's address as set forth on the signature page. Notwithstanding the foregoing, and unless otherwise required by Regulatory Requirements, Anthem may post updates to its provider manual(s) and Policies on its web site.

9.12
Severability. In case any one or more of the provisions of this Agreement shall be invalid, illegal, or unenforceable in any respect, the remaining provisions shall be construed liberally in order to effectuate the purposes hereof, and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. If one or more provisions of the Agreement are invalid, illegal or unenforceable and an amendment to the Agreement is necessary to maintain its integrity, the parties shall make commercially reasonable efforts to negotiate an amendment to this Agreement and any attachments or addenda to this Agreement which could reasonably be construed not to contravene such statute, regulation, or interpretation. In addition, if such invalid, unenforceable or materially affected provision(s) may be severed from this Agreement and/or attachments or addenda to this Agreement without materially affecting the parties' intent when this Agreement was executed, then such provision(s) shall be severed rather than terminating the Agreement or any attachments or addenda to this Agreement.

9.13
Waiver. Neither the waiver by either of the parties of a breach of any of the provisions of this Agreement, nor the failure of either of the parties, on one or more occasion, to enforce any of the provisions of this Agreement, shall thereafter be construed as a waiver of any subsequent breach of any of the provisions of this Agreement.

9.14
Construction. This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing this Agreement to be drafted.

9.15
Counterparts and Electronic Signatures.

9.15.1
This Agreement and any amendment hereto may be executed in two (2) or more counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

Certain confidential information contained in this document, marked by [**], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

9.15.2
Either party may execute this Agreement or any amendments by valid electronic signature, and such signature shall have the same legal effect of a signed original.

9.16
Inconsistencies. In the event of an inconsistency between terms of this Agreement and the terms and conditions as set forth in any Participation Attachment, the terms and conditions of the applicable Participation Attachment shall govern.

9.17
Provider Cooperation with AB 457 (2021) and Regulator Guidance. "Provider acknowledges the existence of the California law commonly known as AB 457 (2021) and any related guidance issued by the applicable regulator, which deals with telehealth matters, including specifically that an enrollee receiving services via telehealth receive the following benefits:
(a)
notify the enrollee of their right to access their medical records,
(b)
share the records of any telehealth services provided with the enrollee's PCP,
(c)
) ensure such records are shared with the enrollee's PCP unless the enrollee objects, and
(d)
notify the enrollee that all services received through the third- party corporate telehealth provider are available at in-network cost-sharing and all cost- sharing shall accrue to the out-of-pocket maximum and deductible (if any).

Provider agrees to cooperate with Anthem to satisfy the requirements of AB 457 and any related guidance issued by the applicable regulator, including providing the information required for Anthem to meet any required reporting obligations.

"

ARTICLE X BCBSA REQUIREMENTS

10.1
Blue Cross Blue Shield Association (BCBSA). Provider hereby expressly acknowledges his/her/its understanding that this Agreement constitutes a contract between Provider and Anthem, that Anthem is an independent corporation operating under a license from the Blue Cross and Blue Shield Association ("BCBSA"), an association of independent Blue Cross and/or Blue Shield Plans, permitting Anthem to use the Blue Cross and/or Blue Shield service marks in the state (or portion of the state) where Anthem is located, and that Anthem is not contracting as the agent of the BCBSA. Provider further acknowledges and agrees that he/she/it has not entered into this Agreement based upon representations by any person other than Anthem, and that no person, entity or organization other than Anthem shall be held accountable or liable to Provider for any of Anthem's obligations to Provider created under this Agreement. Provider has no license to use the Blue Cross and/or Blue Shield names, symbols, or derivative marks (the "Brands") and nothing in the Agreement shall be deemed to grant a license to Provider to use the Brands. Any references to the Brands made by Provider in his/her/its own materials are subject to review and approval by Anthem. This section shall not create any additional obligations whatsoever on the part of Plan other than those obligations created under other provisions of this Agreement.

10.2
Blue Cross Blue Shield Out of Area Program. Provider agrees to provide Covered Services to any person who is covered under another BCBSA out of area or reciprocal program, and to submit Claims for payment in accordance with current BCBSA Claims filing guidelines. Provider agrees to accept payment by Plan at the Anthem Rate for the equivalent Network as payment in full except Provider may bill, collect and accept compensation for Cost Shares. The provisions of this Agreement shall apply to Eligible Charges as defined in the PCS for Covered Services under the out of area or reciprocal programs. Provider further agrees to comply with other similar programs of the BCBSA. For Members who are enrolled under BCBSA out of area or reciprocal programs, Provider shall comply with the applicable Plan's utilization management policies.

Certain confidential information contained in this document, marked by [**], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

Each party warrants that it has full power and authority to enter into this Agreement and the person signing this Agreement on behalf of either party warrants that he/she has been duly authorized and empowered to enter into this Agreement.

THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES

Provider shall be designated as a Participating Provider in the Networks set forth on the Provider Network Attachment on the later of: (1) the Effective Date of this Agreement or; (2) as determined by Plan in its sole discretion, the date Provider has met applicable credentialing requirements, standards of participation and accreditation requirements.

PROVIDER LEGAL NAME: Online Care Group, P.C.

By:	/s/ Bradford Gay	November 28, 2022
	Signature, Authorized representative of Provider(s)	Date

Printed:	Bradford Gay	Vice President
	Name	Title

Address:	75 State Street, 26th Floor	Boston, MA 02109
	Street	City	State	Zip

Tax Identification Number (TIN):	541237939

(Note: if any of the following is not applicable, please leave blank)

Phone Number:	617-204-3500

Blue Cross of California doing business as Anthem Blue Cross

ANTHEM INTERNAL USE ONLY

THE EFFECTIVE DATE OF THIS AGREEMENT IS: January 1, 2023

By:	/s/ Thomas Golias	11/21/22
	Signature, Authorized Representative of Anthem	Date

Printed:	Tom Golias, VP, Enterprise National Contracting	V.P, Enterprise National Contracting
	Name	Title

Certain confidential information contained in this document, marked by [**], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

PROVIDER NETWORKS ATTACHMENT

Provider shall be designated as a Participating Provider in the Networks set forth on the Provider Network Attachment on the later of: (1) the Effective Date of this Agreement or; (2) as determined by Plan in its sole discretion, the date Provider has met applicable credentialing requirements, standards of participation and accreditation requirements:

Commercial lines of business:

Health Benefit Plans in which Members have access to a network of providers and receive an enhanced level of benefits when they obtain Covered Services from Participating Providers regardless of product licensure status or funding source. Provider participates in Networks which support such Health Benefit Plans including but not limited to the following unless otherwise designated by Anthem as provided in Section 2.11:

•
PPO
•
PPO Select
•
Indemnity
•
Pathway PPO
•
Pathway HMO
•
Vivity (Angel Network HMO)
•
Anthem Blue Connection EPO
•
Pathway EPO
•
HPN EPO

Governmental lines of business:

Health Benefit Plans issued pursuant to an agreement between Plan and Agency in which Members have access to a network of providers and receive an enhanced level of benefits when they obtain Covered Services from Participating Providers regardless of product licensure status. Provider participates in the following Networks which support such Health Benefit Plans:

•
Medicare HMO
•
Medicare PPO

Certain confidential information contained in this document, marked by [**], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

COMMERCIAL BUSINESS PARTICIPATION ATTACHMENT TO THE ANTHEM BLUE CROSS

PROVIDER AGREEMENT

This is a Commercial Business Participation Attachment ("Attachment") to the Anthem Blue Cross Provider Agreement ("Agreement"), entered into by and between Anthem and Provider and is incorporated into the Agreement.

ARTICLE I DEFINITIONS

The following definitions shall apply to this Attachment. Terms not otherwise defined in this Attachment shall carry the meaning set forth in the Agreement.

"CaliforniaCare Participating Physician" means a physician who provides services through a medical group or an independent physician association (IPA) that has entered into a CaliforniaCare Medical Services Agreement (or other CaliforniaCare participating physician agreement) with Anthem to provide Covered Services to CaliforniaCare plan members.

"Commercial Business" means certain Health Benefit Plans, including individual and employer groups, partially or wholly insured or administered by Plan, under which Members have access to a network of providers and receive an enhanced level of benefits when they obtain Covered Services from Participating Providers. Commercial Business does not include Government Programs as defined in the Agreement, but does include the FEHBP as well as state and local government employer programs.

"Commercial Business Member" means, for purposes of this Attachment, a Member who is covered under one of Plan's Commercial Business products.

"Commercial Business Covered Services" means, for purposes of this Attachment, only those Covered Services provided under Plan's Commercial Business products.

"Complete Claim" means, unless applicable law otherwise requires, an accurate Claim submitted pursuant to this Agreement, for which all information necessary to process such Claim and make a benefit determination is included.

"Emergency Condition" and "Emergency Services" have the meaning set forth in the Plan Compensation Schedule.

"Medically Necessary" or "Medical Necessity" means the definition set forth in the Health Benefit Plan, unless a different definition is required by Regulatory Requirements.

"Surcharge" means an additional fee which is charged to a Member for a Health Service but which is not approved by the applicable state regulatory authority, and is neither disclosed nor provided for in the Member's Health Benefit Plan.

ARTICLE II SERVICES/OBLIGATIONS

2.1
Participation-Networks Supporting Commercial Business. As a participant in one or more Networks supporting Plan's Commercial Business as set forth on the Provider Networks Attachment of the Agreement, Provider will render Commercial Business Covered Services to Commercial Business Members in accordance with the terms and conditions of the Agreement and this Attachment. Except as set forth in this Attachment, or the PCS, all terms and conditions of the Agreement will apply to Provider's participation in Networks supporting Plan's Commercial Business. The terms and conditions set forth in this Attachment are limited to the provision of and payment for Health Services provided to Commercial Business Members.

Certain confidential information contained in this document, marked by [**], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

2.2
In Network Referrals and Transfers. Provider agrees to refer, admit or arrange for admission of Members to other Participating Providers in all circumstances except (i) when authorization has been granted in advance by Anthem to refer to a non- Participating Provider, or (ii) when necessary due to an Emergency Condition.

If Provider under any circumstance refers, admits or arranges for admission of Members to non- Participating Providers, and the Health Services were not authorized by Plan or due to non-Emergency Conditions, then Provider shall provide the Member prior written notice of the following information:

(1)
The provider is non-participating in the Network of Member's Health Benefit Plan; and
(2)
The Member's Health Benefit Plan may, therefore, provide reduced benefits or no benefits; and
(3)
The non-Participating Provider shall not be restricted to seeking payment only from Plan; and
(4)
The non-Participating Provider may bill the Member for amounts other than Cost Shares and Health Services not covered under the Member's Health Benefit Plan.

A form that may be used to document such notice is in the provider manual

2.3
Submission and Adjudication of Commercial Business Claims. Unless otherwise instructed, or required by Regulatory Requirements, Provider shall submit Claims to Plan, using appropriate and current Coded Service Identifier(s), within ninety (90) days from the date the Health Services are rendered or Plan will refuse payment. If Plan is the secondary payor, the ninety (90) day period will not begin until Provider receives notification of primary payor's responsibility.

2.3.1
Provider agrees to provide to Anthem, unless otherwise instructed, at no cost to Anthem, Plan or the Commercial Business Member, all information necessary for Plan to determine its payment liability. Such information includes, without limitation, accurate and Complete Claims for Commercial Business Covered Services. Once Anthem determines Plan has any payment liability, all Complete Claims will be paid in accordance with the terms and conditions of a Commercial Business Member's Health Benefit Plan, the PCS, and the provider manual(s).

2.3.2
Provider agrees to submit Claims in a format consistent with industry standards and acceptable to Plan either (a) electronically through electronic data interchange ("EDI"), or (b) if electronic submission is not available, utilizing paper forms as defined by the National Uniform Claim Committee ("NUCC"), the National Uniform Billing Committee ("NUBC"), or as otherwise set forth in the PCS.

2.3.3
If Anthem or Plan asks for additional information so that Plan may process the Claim, Provider must provide that information within sixty (60) days, or before the expiration of the ninety (90) day period referenced in section 2.3 above, whichever is longer.

2.3.4
In no event, shall Provider bill, collect, or attempt to collect payment from the Commercial Business Member for Claims Plan receives after the applicable period(s) as set forth in section 2.3 above, regardless of whether Plan pays such Claims.

2.3.5
In all events, however, Provider shall only look for payment (except for applicable Cost Shares or other obligations of Commercial Business Members) from the Plan that provides the Health Benefit Plan for the Commercial Business Member for Commercial Business Covered Services rendered.

2.4
Plan Payment Time Frames. Anthem agrees to adjudicate Complete Claims submitted by Provider at the Anthem Rate provided herein within thirty (30) working days for indemnity or PPO Plan and forty-five (45) working days for HMO from receipt of Claims submitted unless the Claim, or portion thereof, is contested, in which case Provider shall be notified in writing within thirty (30) working days for indemnity or PPO Plan and forty-five (45) working days for HMO. The term "contested" in this section has the same meaning as in the California Health & Safety Code, Section 1371, exclusive of Claims that have been suspended due to the need to determine Medical Necessity, or the extent of Plan's payment liability, if any, because of issues such as coordination of benefits, subrogation or verification of coverage. The timeframes set forth in this section shall not prevent or limit Plan's right (as set forth in section 2.12 of this Attachment), to recover all or any portion of payments made to the Provider when Plan determines that it has for any reason overpaid such Claims.

Certain confidential information contained in this document, marked by [**], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

2.5
Pass-Through Charges. Provider agrees not to pass through to Plan or the Commercial Business Member any charges which Provider incurs as a result of providing supplies or making referrals to another provider or entity. Examples include, but are not limited to, pass-through charges associated with laboratory services, pathology services, radiology services and durable medical equipment. If Anthem has a direct contract with the subcontractor, the direct contract shall prevail over the Agreement.

2.6
Plan and Commercial Business Member Access. Only Plans administering Commercial Business and Commercial Business Members may access the terms and conditions of this Attachment and the Commercial Business rates set forth in the PCS.

2.7
Other Payor. Anthem will comply with all requirements of California Health and Safety Code Section 1395.6. The Managed Care Network may be sold, leased, transferred or conveyed to Other Payors, which may include workers' compensation insurers or automobile insurers. Anthem will disclose upon initial signing of this Agreement and within thirty (30) days of receipt of a written request from Provider a summary of all Other Payors currently eligible to pay the negotiated rates under this Agreement as a result of their arrangement with Anthem. Anthem requires such Other Payors to actively encourage their Members to use Participating Providers when obtaining medical care through the use of one or more of the following: reduced Cost Share, premium discounts directly attributable to the use of a Participating Provider, financial penalties directly attributable to the non-use of a Participating Provider, providing Members with the names, addresses and phone numbers of Participating Providers in advance of their selection of a health care provider through the use of provider directories, toll-free telephone numbers and internet web site addresses. In the event Anthem enters into an arrangement with an Other Payor that does not require such active encouragement of the use of the Managed Care Network, Provider shall be allowed to decline to provide services to such Other Payor.

Provider agrees that when the Managed Care Network is utilized by an Affiliate or Other Payor, Provider agrees to provide services to Members of that Affiliate or Other Payor in accordance with the terms of this Agreement. In all events, however, Provider shall look for payment only to the particular Affiliate or Other Payor that covers the particular services for which Provider seeks to be compensated (except for applicable Cost Shares or other obligations of Members). Anthem shall use its best efforts to assure Other Payors compensate Provider in accordance with the terms of this Agreement. In the event any such Other Payor fails to make required payments, Provider may seek payment from the Member (up to the rates specified herein) unless prohibited by applicable law. Section 1379 of the Knox-Keene Act prohibits Provider from seeking such payment from Members for sums owed by a health care service plan. When an Other Payor utilizes the Managed Care Network, Provider shall follow such Other Payor's specified utilization review requirements.

Provider agrees that each arrangement by which Provider performs services for Members that utilize the Managed Care Network shall constitute an independent legal relationship between Provider and that Affiliate or Other Payor. However, Provider is required to timely comply with the dispute resolution process of this Agreement when asserting an underpayment of a Claim for services under this Agreement.

Within thirty (30) days of a request, Anthem will notify Provider of Other Payors which may request Provider's services through this Agreement.

Provider agrees to notify Anthem or the applicable Other Payors or Affiliates, thirty (30) days prior to filing a lien or sending bill(s) to collection. However, Provider is required to timely comply with the dispute resolution process of this Agreement when asserting an underpayment of a Claim for services under this Agreement.

Notwithstanding anything to the contrary herein, if Provider elects to participate in the Worker's Compensation Network (Providers supporting Other Payors consisting of workers' compensation insurers), Provider shall refer to their Worker's Compensation Attachment for the terms and conditions of participation in the Worker's Compensation Network, and the compensation therefor. If Provider does not participate in the Anthem Worker's Compensation Network, Provider agrees to refer Members with a work-related illness or injury, to a Participating Provider in the Anthem Worker's Compensation Network.

2.8
Plan Access to and Requests for Provider Records. In addition to the terms and conditions of the Plan Access to and Requests for Provider Records section of the Agreement, Anthem and its designees shall have access at reasonable times upon demand to the books, records, and papers of Provider relating to the services Provider provides to Members, to the cost thereof, and to payments Provider receives from Members or others on their behalf, including billing and assignment. Anthem and/or its designate may review, audit, and duplicate such records. Provider shall maintain such records and provide such information to Anthem and the Director of the California Department of Managed Health Care as may be necessary for Anthem compliance with the

Certain confidential information contained in this document, marked by [**], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

requirements of the Knox-Keene Act. Provider shall maintain such records for at least six (6) years, and such obligations shall not be terminated upon a termination of this Agreement, whether by rescission or otherwise.

2.9
CaliforniaCare Participating Physician. If Provider is a CaliforniaCare Participating Physician, this Attachment is not intended by the parties to supersede or modify such CaliforniaCare agreement(s), nor is such CaliforniaCare agreement(s) intended to modify or supersede this Attachment.

2.10
California Additional Language for Use of Provider Data. In addition to the terms and conditions of the Publication and Use of Provider Data section of the Agreement, to the extent permitted by the requirements of the Knox-Keene Act, including Health and Safety Code Section 1395.5, for the term of this Agreement, Provider agrees to provide, and authorize Anthem and Plans to publish, its name, tax identification number or other provider identification number, and other information reasonably required by an employer, individual or other entity in Plan marketing and informational materials. Anthem agrees that Provider may identify itself as a participant in the Network(s) in which it participates without prior approval from Anthem, provided Provider strictly follows the publishing guidelines for use of Anthem's and Plan's name, Plan symbols, trademarks, or service marks, as set forth in the provider manual(s), and that such participation in the Network is then in effect. Provider's ability to identify its Network participation without Anthem's consent does not include the issuance of press releases. Anthem shall have the right of prior approval of any other use of Anthem's or Plan's symbols, trademarks, or service marks presently existing or later established. Except as provided in this section, each party reserves the right to control the use of its name and all symbols, trademarks, or service marks presently existing or later established. With the exception of limited downloading and copying rights which may be expressly posted by Anthem on its web sites, and which may be amended in Anthem's sole discretion, no rights are granted to Provider to reproduce, store, transmit or modify the content of such web sites in any manner, to link to the home page, to deep link to any content, or frame any portion of the web sites without Anthem's written permission, to the extent permitted under the Knox-Keene Act.

2.11
No Surcharges. Provider agrees to accept the Anthem Rate under the terms and condition of the Plan Compensation Schedule, the Agreement and this Attachment, as compensation for Covered Services to Members. Such payment shall be for Covered Services provided on or after the effective date of this Attachment. Provider agrees not to bill, charge or otherwise seek Surcharges, additional payments or compensation from Members for Covered Services. If Anthem receives notice that Provider bills, charges or otherwise seeks and/or receives Surcharges, additional payments or compensation other than those permissible charges as provided herein, Anthem shall take appropriate action, including without limitation, requiring Provider to cease such actions and to promptly refund any amount thus received to the person who paid it.

2.12
Adjustments for Incorrect Payments. Plan may recover any amount paid by Plan to Provider, or paid by Plan for amounts owed by Provider under the Agreement and this Attachment determined subsequently by Plan to have been an overpayment, or any amount owed by Provider to Plan for any reason, or any amount paid by Plan for amounts owed by Provider, by: (a) notifying Provider of the overpayment or amount owed and requesting a refund from Provider, in accordance with applicable laws and regulations, and then (b) deducting from and setting off any amount or amounts due and payable from Plan to Provider at any time under this Agreement or any other agreement between Plan and Provider, or for any other reason, an amount or amounts equal to such overpayment to or amount owed by Provider, in accordance with applicable laws and regulations. The provider manual(s) specifies procedures concerning recoveries.

2.13
Appeals/Adjustment Requests. If Provider believes a Claim has been improperly adjudicated for a Covered Service, for which Provider timely submitted a Claim to Plan, Provider must submit a request for an appeal or adjustment with Plan no later than (i) three hundred sixty five (365) days from Plan's action that led to the dispute (the date of Plan's payment or explanation of payment on the original Claim), or, (ii) in the case of inaction by Plan, within three hundred sixty five (365) days after the time Plan had for contesting or denying the Claim (within thirty (30) business days after receipt of the Claim for Covered Services by Plan) ("Provider Appeal Deadline"). The form to submit an appeal is in the provider manual. The request must be submitted in accordance with Plan's payment appeal or adjustment process. Requests for appeals or adjustments submitted after this date will be denied for payment, and Provider will not be permitted to bill Anthem, Plan, or the Member for those services for which payment was denied.

2.14
Accessibility and Availability for Services. Provider agrees to provide Covered Services consistent with Plan's standards for timely access to care, including but not limited to hours of operation and provision for after-hours care, which must be reasonable, and to assist Plan in monitoring and evaluating accessibility of care. Provider agrees to provide or arrange for the availability of Covered Services twenty four (24) hours a day, seven (7) days a week, if applicable, or at such times as Covered Services are provided by similar providers to assure availability and continuity of care to Members. Provider agrees to arrange for coverage by another Provider, in the event of Provider's illness, vacation or other absence from Provider's practice and, if such covering

Certain confidential information contained in this document, marked by [**], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

Provider is not a Participating Provider, to use Provider's best efforts to cause such covering Provider to abide by the terms of this Agreement. Provider agrees to cooperate with a Member's primary care physician who is responsible for coordinating the provision of services under the Member's Health Benefit Plan when applicable.

2.15
Language Assistance Program. Anthem shall establish and maintain an ongoing language assistance program to ensure limited English proficient ("LEP") Members have appropriate access to language assistance while accessing health care services as required by the Language Assistance Program Regulations. Provider shall cooperate and comply, as applicable, with Anthem's language assistance program, as set forth in Anthem's provider manual; however, Anthem shall maintain ongoing administrative and financial responsibility for implementing and operating on an ongoing basis the language assistance program for Members.

2.16
Economic Profiling. Provider agrees to provide Anthem, within seven (7) days of its request, a description of any policies and procedures related to economic profiling utilized by Provider. Provider further agrees to comply with the requirements of the Knox-Keene Act related to economic profiling, including Health and Safety Code Section 1367.02(c).

ARTICLE III TERMINATION

3.1
Termination-Commercial Business Attachment and/or Network(s). At any time either party may terminate, without cause, Provider's participation in one or more Commercial Network(s) designated on the Provider Networks Attachment, or this Attachment by giving at least one hundred twenty (120) days prior written notice of termination to the other party.

3.2
Continuation of Care Upon Termination. For purposes of the Continuation of Care Upon Termination section in the Agreement, Regulatory Requirements for purposes of Members qualifying for continuation of care upon termination of the Agreement or this Attachment means, Members who at the time of termination are receiving services from Provider for one of the following conditions (as defined in Health and Safety Code Section 1373.96): (1) an acute condition; (2) a serious chronic condition; (3) a pregnancy; (4) a terminal illness; (5) care of a newborn child between birth and age thirty-six (36) months; or (6) performance of a surgery or other procedure that has been authorized by Plan (or the relevant delegated medical group/IPA) as part of a documented course of treatment and has been recommended and documented by Provider to occur within one hundred eighty (180) days of the termination date of this Attachment. For cases involving an acute condition, a terminal illness or a pregnancy, such services will continue through the duration of the acute condition, the terminal illness or the pregnancy, respectively. For cases involving a serious chronic condition, such services will continue until the course of treatment has been completed and arrangements have been made for a safe transfer to another participating Provider as determined by Plan in consultation with Provider, consistent with good professional practice, such period not to exceed twelve (12) months from the termination of this Attachment. For cases involving care of a newborn child, as specified above, such services will continue for a period not to exceed twelve (12) months from the termination of this Attachment.

3.3
Survival. The provisions of this Attachment set forth below shall survive termination or expiration of the Agreement:

3.3.1 Any provisions required in order to comply with Regulatory Requirements.

3.4
Effect of Termination. Following termination of this Attachment, the remainder of the Agreement shall continue in full force and effect, if applicable. In addition, upon termination of this Attachment but subject to the Continuation of Care provision(s) and applicable Regulatory Requirements, any references to services, reimbursement, or participation in Networks related to Commercial Business are hereby terminated in full and shall have no further force and effect.

ARTICLE IV GENERAL PROVISIONS

4.1
Amendment. Notwithstanding any other provision herein to the contrary, including the paragraph above, Anthem agrees to give Provider at least ninety (90) calendar days prior notice of the effective date of any change by Anthem to a material term of this Attachment, including any amendments to the Agreement

Certain confidential information contained in this document, marked by [**], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

applicable to this Attachment (except for any change necessary to comply with state or federal law or regulations or any accreditation requirements of a private sector accreditation organization and a shorter timeframe is required for compliance). If Provider desires to negotiate the change (except for any change necessary to comply with state or federal law or regulations or any accreditation requirements of a private sector accreditation organization), Provider shall notify Anthem no later than thirty (30) days after receipt of Anthem's notice. If the parties are unable to agree to such change or if Provider elects not to engage in any negotiations (and the change is not necessary to comply with state or federal law or regulations nor any accreditation requirements of a private sector accreditation organization), Provider may terminate this Attachment, notwithstanding the provisions of Article VI of this Attachment, by providing Anthem, no later than forty-five (45) business days after receipt of Anthem's notice of the material change, with written notice of such intent to terminate this Attachment. Any such termination would not be effective until ninety (90) calendar days after Anthem's receipt of Provider's notice of intent to terminate.
4.2
Inconsistencies. In the event of an inconsistency between terms of this Attachment and the terms and conditions as set forth in the Agreement, the terms and conditions of this Attachment shall govern. Except as set forth herein, all other terms and conditions of the Agreement remain in full force and effect.

4.3
Knox-Keene Act Requirements. Anthem is subject to the requirements of the Knox-Keene Act and any provision required to be in this Agreement thereunder shall bind Anthem and Provider, whether or not expressly provided in this Agreement.

4.4
Provider Directory Regulatory Requirements. The purpose of this section 4.4 is to set forth certain rights and obligations of Provider and Anthem to comply with certain legal and regulatory requirements contained in California Health & Safety Code §1367.27 of the Knox-Keene Health Care Service Plan Act of 1975, as amended, (Health and Safety Code Section 1340, et seq.) and §10133.15 of the California Insurance Code. This law is also commonly referred to as SB 137. SB 137 regulates a health plan's provider directory, specifically the importance of ensuring that participating providers' demographic information is up to date, including whether Provider is accepting new patients, and that any changes to provider demographics are communicated by the provider to the health plan in a timely manner. Under Subsection (w) of California Health

& Safety Code §1367.27, a provider is operating as a "provider group" if they are a medical group, independent practice association, or other similar group of providers.

4.4.1
Compliance with Knox-Keene Act and California Insurance Code. The provisions in this section are intended to comply with the Knox-Keene Act and the California Insurance Code.

4.4.2
Notice Regarding New Patients. Provider shall notify Anthem's Provider Database Operations Department in writing, at the contact information set forth in subsection 4.4.7 below, or via Anthem's' online interface, within five (5) business days, of (i) when Provider, or any provider who is a part of Provider when Provider is a "provider group", is no longer accepting new patients; or (ii) when Provider, or any provider who is a part of Provider when Provider is a "provider group", is open to new patients after previously not accepting new patients.

4.4.3
Contact by Member when Provider not seeing new Patients. If Provider, or any provider who is a part of Provider when Provider is a "provider group", is not accepting new patients but is contacted by a Member or potential Member seeking to become a new patient, Provider, or any provider who is a part of Provider when Provider is a "provider group", shall direct the Member to Anthem to find a provider who is accepting new patients and to the Department of Managed Health Care if the individual is a Knox Keene Member or potential Knox Keene Member (i.e., Member with a Health Benefit Plan or a proposed Health Benefit Plan regulated by the California Department of Managed Health Care), or to the California Department of Insurance (CDI), if the individual is a CDI Member or potential CDI Member (i.e., Member with a Health Benefit Plan or a proposed Health Benefit Plan regulated by the California Department of Insurance), to report any inaccuracy with Anthem's provider directory.

4.4.4
Regular Confirmation of Provider Directory Information. At least annually if Provider is a "provider group" or if Provider is not a "provider group, Anthem shall send Provider a notice containing (i) the information Anthem has in its directory regarding Provider and any providers within Provider's provider group if Provider is a "provider group" , including a list of networks and products that include Provider; and (ii) instructions on how Provider, and Provider's providers if Provider is a "provider

Certain confidential information contained in this document, marked by [**], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

group", can update the information in the provider directory or directories using an online interface. Provider shall either confirm that the information is correct or provide updated information within thirty

(30) business days of receipt of the notice from Anthem.

4.4.5
Cooperation with any Follow-up Inquiries of Anthem. Pursuant to subsection (l)(4) of Health and Safety Code Section 1367.27, if Provider does not respond within the thirty (30) business days referenced in subsection 4.4.4 above, then Anthem shall, no later than fifteen (15) business days thereafter, seek to verify whether Provider's information, including Provider's provider information if Provider is a "provider group", is current or requires updates. Provider agrees to cooperate and promptly respond to Anthem in any follow-up inquiries to confirm the provider directory information is current and accurate or to update any information that may be out of date. Such follow-up inquiries may be made via email, by telephone and/or via letters sent regular or certified mail. Failure to timely respond may result in Provider and its providers, if Provider is a "provider group" being removed from the provider directory. If Anthem is unable to verify during the fifteen (15) business day period referenced above whether Provider's information, including Provider's provider information if Provider is a "provider group", is correct or requires updates, Anthem shall remove Provider and/or any Provider providers, if Provider is a "provider group", from the provider directory upon ten (10) business days' prior notice unless Provider responds with the requested confirmation or updates before the end of the ten (10) business day notice period. Provider agrees to provide Anthem with a current email address and fax number for purposes of such follow-up inquiries under this subsection 4.4.5.

4.4.6
Other Required Notices Under this Attachment. Nothing herein waives any other obligation in the Agreement or any other Participation Attachment to provide other notices, including any changes/updates in status/demographic information as required by section 9.3.

4.4.7
Notice to Provider Database Operations Department. Anthem's Provider Database Operations area updates addresses, telephone numbers, tax identification numbers, and directory listings for medical groups, providers, and other health care providers/facilities that are contracted with Anthem.

Notice to Provider Database Operations may be made in any of the following ways:

a.
Email: ProviderDatabaseAnthem@anthem.com b. Fax: 818 234 2836
c.
Online provider portal

d.
Mail: Blue Cross, P.O. Box 70000, Van Nuys, CA 91470

4.4.8
Termination of this Attachment for a Pattern or Repeated Failure to Alert Anthem to a Change in the Information Required to be in Provider Directory. Anthem may terminate this Participation Attachment for a pattern or repeated failure of Provider to alert Anthem to a change in the information required to be in the provider directory by California Health & Safety Code Section 1367.27.

4.5
Exchanges. This section sets forth additional terms and conditions for Provider with respect to Members who purchased a Health Benefit Plan from Anthem through Covered California (the "Exchange")

4.5.1
Definitions: For purposes of this section, the following terms and definitions shall apply:

a.
"Exchange Members" means a Member who purchased his or her Health Benefit Plan through the Exchange. "Exchange" is the California Health Benefit Exchange, an independent entity established within the government of the State of California doing business as Covered California. The Exchange is authorized under the Federal and State law to selectively contract with health insurance issuers as Qualified Health Plans in order to make available to enrollees of the Exchange health care coverage choices that seek to provide the optimal combination of choice, value, access, quality, and service to qualified individuals.In accordance with State and Federal law, the Exchange is not operating on behalf of Anthem or any Subcontractor of Anthem. Neither Anthem nor its Participating Providers, authorized Subcontractors, or any agents, officers or employees of Anthem shall be deemed as agents, officers, employers, partners or associates of the Exchange.

b.
"Subcontractor" means any permitted subcontractor of Provider's obligations under this Agreement, including this section as it applies to Exchange Members. Reference to Subcontractor herein shall not be construed as a consent by Anthem to any subcontract or delegation of obligation

Certain confidential information contained in this document, marked by [**], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

that otherwise requires the consent of Anthem under this Agreement or by law. Notwithstanding any subcontract or delegation by Provider to a Subcontractor, such subcontracting or delegation shall not waive or release Provider's obligations in the Agreement, including this section, unless otherwise agreed to by Anthem.

c.
"Qualified Health Plan" has the meaning given in Sec. 1301 of the Patient Protection and Affordable Care Act (ACA), 42 U.S.C. §18021. Anthem is a Qualified Health Plan.
d.
"QHP Exchange Agreement" means that agreement between Anthem and the Exchange providing for Anthem's participation as a Qualified Health Plan on the Exchange.

4.5.2
Cooperation with Anthem and the Exchange. Provider agrees to cooperate with Anthem to the extent necessary and as applicable to promote compliance with requirements of the Exchange. In the event of a change in facilities or a change in Qualified Health Plans for any Exchange Member, Provider agrees to cooperate with the Exchange and Anthem for the orderly transfer of Exchange Members as necessary and as required under applicable laws, rules, and regulations including, those relating to continuation of care, including, those set forth at Health and Safety Code Section 1373.95 and Insurance Code 10133.55.

4.5.3
Use of Subcontractors. Provider shall require any Subcontractor to comply with all the terms of this Agreement, including this section.

4.5.4
Notice of Material Adverse Events. Provider shall provide notice to Anthem within five (5) days of the receipt by it or any of its Subcontractors of any inquiry, audit, investigation, litigation, claim, examination, or other proceeding involving Provider or its Subcontractor or any of their personnel that is threatened or commenced by any regulatory agency or other party that a reasonable person might believe could materially affect the ability of Provider to perform in accordance with the terms of this Agreement, including this section, for any Exchange Member.

4.5.5
Conflicts of Interest; Anti-Kickback/Anti-Self Referral Laws. Provider represents that Provider and its personnel do not currently have, and will not have throughout the term of this Agreement, any direct interest that may present a conflict in any manner with the performance of services required under this Agreement. Provider shall provide prompt notice to Anthem of any conflicts of interest or any basis for potential violations by Provider with respect to laws, rules and regulations that govern referrals required for the provision of certain healthcare services, including, Federal and State anti- kickback and anti-self referral laws, rules and regulations.

4.5.6
Participation and Cooperation in any Anthem Program(s). Provider agrees to participate in Anthem's quality programs and programs designed to detect and prevent fraud, waste and abuse. In addition, Provider agrees to provide information requested by Anthem to allow Anthem to determine Anthem's compliance with quality, network management and delivery system and fraud, waste and abuse prevention standards of the Exchange.

4.5.7
Clinical Records. Provider shall maintain clinical records of Exchange Members for at least seven

(7) years following the year of the final Claims payment. Except as otherwise required by State and Federal laws, rules and regulations, if an audit, litigation, research, evaluation, claim or other action involving the records has not been concluded before the end of the seven (7) year minimum retention period, the clinical records must be retained until all issues arising out of the action have been resolved.

4.5.8
Non-Discrimination: Employment and; Workplace. Provider, as well as its agents and employees, shall not, unlawfully discriminate, harass or allow harassment, against any employee or applicant for employment because of sex, race, color, ancestry, religious creed, national origin, physical disability (including Human Immunodeficiency Virus (HIV) and Acquired Immunodeficiency Syndrome (AIDS)), mental disability, medical condition (including health impairments related to or associated with a diagnosis of cancer for which a person has been rehabilitated or cured), age (40 or over), marital status, genetic information, sexual orientation, gender identity or use of family and medical care leave. Provider, as well as their agents and employees, shall evaluate and treat employees and applicants for employment in a manner that is free from such discrimination and harassment. Provider, as well as its agents and employees, shall comply with the provisions of the Fair Employment and Housing Act (Government Code, Section 12900, et seq.) and the applicable regulations promulgated

Certain confidential information contained in this document, marked by [**], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

thereunder (2 CCR 7285.0, et seq.). The applicable regulations of the Fair Employment and Housing Commission implementing Government Code, Section 12990, set forth in CCR Chapter 5 of Division 4 of Title 2, including, 2, CCR Section 8103, et seq., are incorporated into this Agreement by reference and made a part hereof as if set forth in full. Provider shall give written notice of its obligations under this clause to labor organizations with which it has a collective bargaining or other agreement.

4.5.9
Information provided by Anthem to the Exchange. Provider agrees that Anthem may include information relating to Provider's contracted rates with Anthem to the Exchange.

4.5.10
Grace Period and Other Exchange Related Materials. The Affordable Care Act (ACA) mandates a three (3) month grace period for Exchange Members who are eligible for a premium subsidy from the government, and are delinquent in paying their premiums. Anthem will process Claims for services received during the first month of the grace period. Anthem will contest and pend Claims for services received during the second and third month of the grace period, until the full premium is received. Anthem agrees that it will provide access to eligibility information on Exchange Members by an electronic medium, which reflects when an Exchange Member's status is inactive due to the Exchange Member being in the second and third month of their grace period. Provider will receive a notification on its remittance indicating that the Claim cannot be paid until the premium is received, and informing Provider of the possibility of denied Claims if the premium is not received by the end of the three month grace period. After the third (3) month, if the Exchange Member's premium is not received, the Exchange Member's Health Benefit Plan will be terminated and the Claims for services received during the second and third month will be denied. The Exchange Member will be responsible for payment of services received during this time. Additional Information on how the grace period will impact participating providers such as Provider, as well as other Exchange related provider information, can be found on Anthem's website.

4.5.11
Non-Discrimination; Services and Benefits. During the term of this Addendum, Provider, as well as its agents and employees, shall not, in accordance with the Affordable Care Act Section 1557 (42

U.S.C. § 18116), cause an individual to be excluded on the grounds prohibited under Title VI of the Civil Rights Act of 1964 (42 U.S.C. § 2000d et seq.), Title IX of the Education Amendments of 1972 (20 U.S.C. § 1681 et seq.), the Age Discrimination Act of 1975 (42 U.S.C. § 6101 et seq.), or Section 504 of the Rehabilitation Act of 1973 (29 U.S.C. § 794), or subject to any other applicable State and Federal laws, from participation in, be denied the benefits of, or be subjected to discrimination under, any health program or activity offered through the Exchange.

Certain confidential information contained in this document, marked by [**], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

MEDICARE ADVANTAGE PARTICIPATION ATTACHMENT TO THE ANTHEM BLUE CROSS

PROVIDER AGREEMENT

This is a Medicare Advantage Participation Attachment ("Attachment") to the Anthem Blue Cross Provider Agreement ("Agreement"), entered into by and between Anthem and Provider and is incorporated into the Agreement.

ARTICLE I DEFINITIONS

The following definitions shall apply to this Attachment. Terms not otherwise defined in this Attachment shall carry the meaning set forth in the Agreement.

"Clean Claim" means a Claim that has no defect or impropriety, including a lack of required substantiating documentation, or particular circumstances requiring special treatment that prevents timely payment from being made on the Claim. A Claim is clean even though Plan refers it to a medical specialist within Plan for examination. If additional documentation (e.g., a medical record) involves a source outside Plan, then the Claim is not considered clean.

"CMS" is defined as set forth in Article I of the Agreement.

"Downstream Entity(ies)" means any party that enters into a written arrangement, acceptable to CMS, with persons or entities involved with the Medicare Advantage benefit, below the level of the arrangement between Anthem and a First Tier Entity. These written arrangements continue down to the level of the ultimate provider of both health and administrative services.

"Emergency Condition" is defined as set forth in the PCS. "Emergency Services" is defined as set forth in the PCS.

"First Tier Entity(ies)" means any party that enters into a written agreement, acceptable to CMS, with Anthem to provide administrative services or health care services for a Medicare eligible Member under the Medicare Advantage Program.

"Medically Necessary" or "Medical Necessity" means care for which CMS determines is reasonable and necessary under Medicare for services, supplies, or drugs that are needed for the prevention, diagnosis, or treatment of MA Member's medical condition and meet accepted standards of medical practice.

"Medicare" means the Health Insurance for the Aged Act, Title XVIII of the Social Security Act, as then constituted or later amended.

"Medicare Advantage Covered Services ("MA Covered Services")" means, for purposes of this Attachment, only those Covered Services provided under Plan's Medicare Advantage Program.

"Medicare Advantage Member ("MA Member")" means, for purposes of this Attachment, a Member who is covered under a Medicare agreement between CMS and Plan under Part C of Title XVIII of the Social Security Act ("Medicare Advantage Program") and for Plan's DSNP Medicare Program, the beneficiary is also entitled to Medicaid under Title XIX of the Social Security Act, see 42 USC §1396 et seq..

"Medicare Advantage Network" means Network of Providers that provides MA Covered Services to MA Members.

"Related Entity(ies)" means any entity that is related to Anthem by common ownership or control and (1) performs some of Anthem's management functions under contract or delegation; (2) furnishes services to MA Member under an oral or written agreement; or (3) leases real property or sells materials to Anthem at a cost of more than twenty-five hundred dollars ($2,500) during a contract period.

"Urgently Needed Care" means MA Covered Services provided when a MA Member is either: (1) temporarily absent from Plan's Medicare Advantage service area and such MA Covered Services are Medically Necessary and immediately required: (a) as a result of an unforeseen illness, injury, or condition; and (b) it was not reasonable, given the circumstances, to obtain the services through Plan's Medicare Advantage Network; or

(2) under unusual and extraordinary circumstances, the MA Member is in the service area but Plan's Network is temporarily unavailable or inaccessible and such MA Covered Services are Medically Necessary and immediately required: (a) as a result of an unforeseen illness, injury, or condition; and (b) it was not reasonable, given the circumstances, to obtain the services through Plan's Medicare Advantage Network.

Certain confidential information contained in this document, marked by [**], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

ARTICLE II SERVICES/OBLIGATIONS

2.1
Participation-Medicare Advantage. As a participant in Plan's Medicare Advantage Network, Provider will render MA Covered Services to MA Members enrolled in Plan's Medicare Advantage Program in accordance with the terms and conditions of the Agreement and this Attachment. Except as set forth in this Attachment, or in the PCS, all terms and conditions of the Agreement will apply to Provider's participation in Plan's Medicare Advantage Program(s). The terms and conditions set forth in this Attachment are limited to the provision of and payment for Health Services provided to MA Members. This Agreement does not apply to any of Plan's Medicare Advantage Private Fee for Service or Medical Savings Account Programs. If Plan contracts with a third party to manage all or any portion of its Medicare Advantage Network, then Provider shall be required to contract separately with such third party to maintain its status as a Participating Provider for such Network(s).

2.1.1
New Programs. Provider acknowledges that Plan has or may develop Medicare Advantage Networks that support certain products, programs or plans with specific participation criteria that may include but are not limited to, quality and/or cost of care metrics. Pursuant to this Agreement, Provider shall be a Participating Provider in any such Network unless Anthem notifies Provider in writing to the contrary. Plan shall notify Provider sixty (60) days in advance of any specific Network participation criteria. Any notice of non-inclusion in any of Plan's Medicare Advantage Network(s) shall be provided in writing sixty (60) days in advance.

2.2
Participation-Out of Area Programs. Pursuant to the Blue Cross and Blue Shield Out of Area Program section of the Agreement, Provider hereby acknowledges and agrees that Provider shall provide MA Covered Services to any person who is covered under another Blue Cross and Blue Shield Plan under the Blue Cross and Blue Shield Association Out of Area Program, a network sharing program developed to support Medicare Advantage Programs.

2.3
Accountability/Oversight. Plan delegates to Provider its responsibility under its Medicare Advantage contract with CMS to provide the services as set forth in this Attachment to MA Members. Plan may revoke this delegation, including, if applicable, the delegated responsibility to meet CMS reporting requirements, and thereby terminate this Attachment if CMS or Plan determine that Provider has not performed satisfactorily. Such revocation shall be consistent with the termination provisions of the Agreement and this Attachment. Performance of Provider shall be monitored by Plan on an ongoing basis as provided for in this Attachment. Provider further acknowledges that Plan shall oversee and is accountable to CMS for the functions and responsibilities described in the Medicare Advantage Regulatory Requirements and ultimately responsible to CMS for the performance of all services. Further, Provider acknowledges that Plan may only delegate such functions and responsibilities in a manner consistent with the standards as set forth in 42 CFR § 422.504(i)(4).

2.4
Accountability/Credentialing. Both parties acknowledge that accountability shall be in a manner consistent with the requirements as set forth in 42 CFR § 422.504(i)(4). Therefore the following are acceptable for purposes of meeting these requirements:

2.4.1
The credentials of medical professionals affiliated with Plan or Provider will be either reviewed by Plan, if applicable; or

2.4.2
The credentialing process will be reviewed and approved by Plan and Plan must audit Provider's credentialing process and/or delegate's credentialing process on an ongoing basis.

2.5
Medicare Provider. Provider must have a provider and/or supplier agreement, whichever is applicable, with CMS to the extent such agreement is required to provide the Covered Services under original Medicare.

ARTICLE III

ACCESS: RECORDS/FACILITIES

3.1
Inspection of Books/Records. Provider acknowledges that Plan, Health and Human Services Department ("HHS"), the Comptroller General, or their designees have the right to timely access to inspect, evaluate and audit any books, contracts, medical records, patient care documentation, and other records of Provider, or his/her/its First Tier, Downstream and Related Entities, including but not limited to subcontractors or transferees involving transactions related to Plan's Medicare Advantage contract through ten (10) years from

Certain confidential information contained in this document, marked by [**], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

the final date of the contract period or from the date of the completion of any audit, or for such longer period provided for in 42 CFR § 422.504(e)(4) or other Regulatory Requirements, whichever is later. For the purposes specified in this section, Provider agrees to make available Provider's premises, physical facilities and equipment, records relating to Plan's MA Member, including access to Provider's computer and electronic systems and any additional relevant information that CMS may require. Provider acknowledges that failure to allow HHS, the Comptroller General or their designees the right to timely access under this section can subject Provider to a fifteen thousand dollar ($15,000) penalty for each day of failure to comply.

3.2
Confidentiality. In addition to the confidentiality requirements under the Agreement, each party agrees to abide by all Regulatory Requirements applicable to that party regarding confidentiality and disclosure for mental health records, medical records, other health information, and MA Member information. Provider agrees to maintain records and other information with respect to MA Member in an accurate and timely manner; to ensure timely access by MA Member to the records and information that pertain to him/her; and to safeguard the privacy of any information that identifies a particular MA Member. Information from, or copies of, records may be released only to authorized individual. Provider must ensure that unauthorized individuals cannot gain access to or alter patient records. Original medical records must be released only in accordance with Regulatory Requirements, court orders or subpoenas. Both parties acknowledge that Plan, HHS, the Comptroller General or its designee have the right, pursuant to section 3.1 above, to audit and/or inspect Provider's premises to monitor and ensure compliance with the CMS requirements for maintaining the privacy and security of protected health information ("PHI") and other personally identifiable information ("PII") of MA Member.

ARTICLE IV

ACCESS: BENEFITS AND COVERAGE

4.1
Non-Discrimination. Provider shall not deny, limit, or condition the furnishing of Health Services to MA Member of Plan on the basis of any factor that is related to health status, including, but not limited to medical condition; claims experience; receipt of health care; medical history; genetic information; evidence of insurability, including conditions arising out of acts of domestic violence; or disability.

4.2
Direct Access. Provider acknowledges that MA Member may obtain covered mammography screening services and influenza vaccinations from a participating provider without a referral and that MA Member who are women may obtain women's routine and preventive Health Services from a participating women's health specialist without a referral.

4.3
No Cost Sharing. Provider acknowledges that covered influenza vaccines and pneumococcal vaccines are not subject to MA Member Cost Share obligations.

4.4
Timely Access to Care. Provider agrees to provide MA Covered Services consistent with Plan's: (1) standards for timely access to care and member services; (2) policies and procedures that allow for MA Member Medical Necessity determinations; and (3) policies and procedures for Provider's consideration of MA Member input in the establishment of treatment plans.

4.5
Accessibility to Care. A Provider who is a primary care provider, or a gynecologist or obstetrician, shall provide Health Services or make arrangements for the provision of Health Services to MA Member on a twenty-four

(24) hour per day, seven (7) day a week basis to assure availability, adequacy and continuity of care to MA Member. In the event Provider is not one of the foregoing described providers, then Provider shall provide Health Services to MA Member on a twenty-four (24) hour per day, seven (7) day a week basis or at such times as Health Services are typically provided by similar providers to assure availability, adequacy, and continuity of care to MA Member. If Provider is unable to provide Health Services as described in the previous sentence, Provider will arrange for another Participating Provider to cover Provider's patients in Provider's absence.

ARTICLE V BENEFICIARY PROTECTIONS

5.1
Cultural Competency. Provider shall ensure that MA Covered Services rendered to MA Members, both clinical and non-clinical, are accessible to all MA Members, including those with limited English proficiency or reading

Certain confidential information contained in this document, marked by [**], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

skills, with diverse cultural and ethnic backgrounds, the homeless, and MA Members with physical and mental disabilities. Provider must provide information regarding treatment options in a cultural-competent manner, including the option of no treatment. Provider must ensure that MA Members with disabilities have effective communications with participants throughout the health system in making decisions regarding treatment options.

5.2
Health Assessment. Provider acknowledges that Plan has procedures approved by CMS to conduct a health assessment of all new MA Members within ninety (90) days of the effective date of their enrollment. Provider agrees to cooperate with Plan as necessary in performing this initial health assessment.

5.3
Identifying Complex and Serious Medical Condition. Provider acknowledges that Plan has procedures to identify MA Members with complex or serious medical conditions for chronic care improvement initiatives; and to assess those conditions, including medical procedures to diagnose and monitor them on an ongoing basis; and establish and implement a treatment plan appropriate to those conditions, with an adequate number of direct access visits to specialists to accommodate the treatment plan. To the extent applicable, Provider agrees to assist in the development and implementation of the treatment plans and/or chronic care improvement initiatives.

5.4
Advance Directives. To the extent applicable, Provider shall establish and maintain written policies and procedures to implement MA Members' rights to make decisions concerning their health care, including the provision of written information to all adult MA Members regarding their rights under Regulatory Requirements to make decisions regarding their right to accept or refuse medical treatment and the right to execute an advance medical directive. Provider further agrees to document or oversee the documentation in the MA Members' medical records whether or not the MA Member has an advance directive, that Provider will follow state and federal requirements for advance directives and that Provider will provide for education of his/her/its staff and the community on advance directives.

5.5
Standards of Care. Provider agrees to provide MA Covered Services in a manner consistent with professionally recognized standards of health care.

5.6
Hold Harmless. In addition to the hold harmless provision in the Agreement, Provider agrees that in no event, including but not limited to non-payment by Plan, insolvency of Plan or breach of the Agreement, shall Provider bill, charge, collect a deposit from, seek compensation, remuneration or reimbursement from, or have any recourse against a MA Member or persons other than Plan acting on their behalf for MA Covered Services provided pursuant to this Attachment. This section does not prohibit the collection of supplemental charges or Cost Shares on Plan's behalf made in accordance with the terms of the MA Member's Health Benefit Plan or amounts due for services that have been correctly identified in advance as a non-MA Covered Service, subject to medical coverage criteria, with appropriate disclosure to the MA Member of their financial obligation. This advance notice must be provided in accordance with the CMS regulations for Medicare Advantage organizations. CMS regulations require that a coverage determination be made with a standard denial notice (Notice of Denial of Medical Coverage (or Payment)/CMS-10003) for a non-Covered Service when such Health Service is typically not covered, but could be covered under specific conditions. If prior to rendering the non-Covered Service, Provider obtains, or instructs the MA Member to obtain, a coverage determination of a non-Covered Service(s), the MA Member can be held financially responsible for non-Covered Services. However, if a service or item is never covered by the Plan, such as a statutory exclusion, and the MA Member's Evidence of Coverage ("EOC") clearly specifies that the service or item is never covered, the Provider does not have to seek a coverage determination from Anthem in order to hold the MA Member responsible for the full cost of the service or item. Additional information, related requirements and the process to request a coverage determination can be found in the Provider Guidebook. Both Parties agree that failure to follow the CMS regulations can result in Provider's financial liability.

5.6.1 Dual Eligibles. Provider further agrees that for MA Members who are dual eligible beneficiaries for Medicare and Medicaid, that Provider will ensure he/she/it will not bill the MA Member for Cost Sharing that is not the MA Member's responsibility and such MA Members will not be held liable for Medicare Parts A and B Cost Sharing when the State is liable for the Cost Sharing. In addition, Provider agrees to accept Plan payment as payment in full or Provider should bill the appropriate state source.

Certain confidential information contained in this document, marked by [**], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

5.7
Continuation of Care-Insolvency. Provider agrees that in the event of Plan's insolvency, termination of the CMS contract or other cessation of operations, MA Covered Services to MA Members will continue through the period for which the premium has been paid to Plan, and services to MA Members confined in an inpatient hospital on the date of termination of the CMS contract or on the date of insolvency or other cessation of operations will continue until their discharge.

5.8
Out of Network Referrals and Transfers. In addition to the Cost Effective Care provision in the Agreement, Provider shall seek authorization from Plan prior to referring or transferring an MA Member to a non- Participating Provider. For Plan's HMO Medicare Advantage Network, if a Participating Provider is not accessible or available for a referral or transfer, then Provider shall call Plan for an authorization. If, however, a Participating Provider is accessible and available for a referral or transfer, then Provider shall transfer or refer the MA Member to such Participating Provider. For Plan's PPO MA Members, Provider shall advise the MA Member that an out of network referral is being made, and shall ensure that the MA Member understands and agrees to be financially responsible for any additional costs related to such out of network service.

ARTICLE VI COMPENSATION AND AUDIT

6.1
Submission and Adjudication of Medicare Advantage Claims. Unless otherwise instructed in the provider manual(s) or Policies applicable to Plan's Medicare Advantage Program, or unless required by Regulatory Requirements, Provider shall submit Claims to Plan, using appropriate and current Coded Service Identifier(s), within ninety (90) days from the date the Health Services are rendered or Plan will refuse payment. If Plan is the secondary payor, the ninety (90) day period will not begin until Provider receives notification of primary payor's responsibility.

6.1.1
Provider agrees to provide to Anthem, unless otherwise instructed, at no cost to Anthem, Plan or the MA Member, all information necessary for Plan to determine its payment liability. Such information includes, without limitation, accurate and Clean Claims for MA Covered Services. Once Anthem determines Plan has any payment liability, all Clean Claims will be paid in accordance with the terms and conditions of a MA Member's Health Benefit Plan, the PCS, and the provider manual(s).

6.1.2
Provider agrees to submit Claims in a format consistent with industry standards and acceptable to Plan either (a) electronically through electronic data interchange ("EDI"), or (b) if electronic submission is not available, utilizing paper forms as defined by the National Uniform Claim Committee ("NUCC").

6.1.3
If Anthem or Plan asks for additional information so that Plan may process the Claim, Provider must provide that information within sixty (60) days, or before the expiration of the ninety (90) day period referenced in section 6.1 above, whichever is longer.

6.2
Prompt Payment. Anthem agrees to make best efforts to pay a majority of Clean Claims for MA Covered Services submitted by or on behalf of MA Members, within forty-five (45) days of receipt by Anthem. Anthem agrees to make best efforts to pay all remaining Clean Claims for MA Covered Services submitted by or on behalf of MA Members, within sixty (60) days of receipt by Anthem. Anthem agrees to make best efforts to pay all non-Clean Claims for MA Covered Services submitted by or on behalf of MA Members within sixty (60) days of receipt by Anthem of the necessary documentation to adjudicate the Clean Claim.

6.3
Audit for Compliance with CMS Guidelines. Notwithstanding any other terms and conditions of the Agreement, Plan has the same rights as CMS, to review and/or Audit and, to the extent necessary recover payments on any claim for MA Covered Services rendered pursuant to this Agreement to insure compliance with CMS Regulatory Requirements.

ARTICLE VII

REPORTING AND DISCLOSURE REQUIREMENTS

7.1
Risk Adjustment Documentation and Coding Reviews and Audits. Provider is required in accordance with 42 CFR § 422.310(e) to submit medical records for MA Members for the purpose of validation of Risk Adjustment Data (as defined below in section 7.2) as requested by Plan. Provider is also required to comply with all other medical record requests from Plan for other governmental (e.g., CMS, Office of Inspector General (OIG)) and/or Plan documentation and coding review and audit activities. Accordingly, Plan, or its designee, shall

Certain confidential information contained in this document, marked by [**], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

have the right, as set forth in section 3.4 of the Agreement to obtain copies of such documentation on at least an annual basis or otherwise as Plan may reasonably require. Provider agrees to provide copies of the requested medical records to Plan, or its designee, within fourteen (14) calendar days from Plan's, or its designee's, and/or any Agency's written request, unless sooner required by CMS or such other Agency. Such records shall be provided to Plan, or its designee, or a governmental agency, at no additional cost to Plan, its designee or such Agency. Provider also agrees to participate in education and/or remediation, as required by Plan, based on the outcome of any documentation and coding reviews and/or audits.
7.2
Data Reporting Requirements. Provider shall provide to Plan all information necessary for or requested by Plan to enable Plan to meet its data reporting and submission obligations to CMS, including but not limited to, data necessary to characterize the context and purpose of each encounter between a MA Member and the Provider ("Risk Adjustment Data"), and data necessary for or requested by Plan to enable Plan to meet its reporting obligations under 42 CFR §§ 422.516 and 422.310 or under any subsequent or additional regulatory provisions or CMS guidance. In accordance with CMS Regulatory Requirements, Plan reserves the right to assess Provider for any penalties resulting from Provider's submission of false data.
7.3
Risk Adjustment Data Submission. Provider shall submit all diagnosis data generated in connection with this Agreement by way of filing a Claim with Plan. Where Provider identifies supplemental diagnosis data through retrospective medical chart review or other processes, Provider shall file an amended Claim containing the supplemental diagnosis data. If an amended Claim cannot be filed and Provider wants to submit supplemental diagnosis data, then Provider shall ensure that a Claim (i.e., the associated encounter data record) has already been submitted for the original MA Member/Provider encounter. This Claim must be (i) from the same date of service, (ii) having the same Provider identification number, (iii) with the same MA Member information, and

(iv) containing the same procedural information as the supplemental data identified through the retrospective medical chart review or other processes. Plan requires submission of the original Claim prior to the submission of supplemental data to ensure the two (2) can be linked.

Supplemental diagnosis data shall be submitted in a format specified by Plan. If Provider reasonably determines that a Provider is unable to meet these requirements, then Provider must inform Plan within a reasonable time, but no later than thirty (30) days after receiving knowledge, actual or constructive of such inability, and Plan shall have the right to validate the data by auditing medical records and/or data generation processes, or by requesting additional data and/or documentation from Provider to confirm the acceptability of the data. For purposes of clarity, Provider shall cooperate with any such requests by Plan or on Plan's behalf, as set forth in this Agreement. If Provider identifies data corrections (e.g., prior data submissions not supported in the medical record), then Provider shall promptly inform Plan and submit data corrections to Plan in a format specified by Plan as soon as reasonably possible, but in no event later than thirty (30) days after identifying.

7.4
Risk Adjustment Data. Provider's Risk Adjustment Data shall include all information necessary for or requested by Plan to enable Plan to submit such data to CMS as set forth in 42 CFR § 422.310 or any subsequent or additional regulatory provisions or CMS guidance. If Provider fails to submit accurate, complete, and truthful Risk Adjustment Data in the format described in 42 CFR § 422.310 or any subsequent or additional regulatory provisions or CMS guidance, then this may result in denials and/or delays in payment of Provider's Claims. Plan will make best efforts to work with Provider to resolve Risk Adjustment Data format and/or processing issues.

7.5
Accuracy of Risk Adjustment Data. Risk Adjustment Data submitted by Provider must be accurate, complete, and truthful. By submitting Risk Adjustment Data to Plan, Provider is certifying and attesting to the accuracy, completeness, and truthfulness of such Risk Adjustment Data. If requested by Plan, Provider shall execute such further certifications or attestations as to the accuracy, completeness, and truthfulness of such Risk Adjustment Data as Plan may require.

ARTICLE VIII

QUALITY ASSURANCE/QUALITY IMPROVEMENT REQUIREMENTS

8.1
Independent Quality Review Organization. Provider agrees to comply and cooperate with an independent quality review and improvement organization's activities pertaining to the provision of MA Covered Services for MA Member.

Certain confidential information contained in this document, marked by [**], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

8.2
Compliance with Plan Medical Management Programs. Provider agrees to comply with Plan's medical policies, quality improvement and performance improvement programs, and medical management programs to the extent provided to or otherwise made available to Provider in advance.

8.3
Consulting with Participating Providers. Plan agrees to consult with Participating Providers regarding its medical policies, quality improvement program and medical management programs and ensure that practice guidelines and utilization management guidelines: (1) are based on reasonable medical evidence or a consensus of health care professionals in the particular field; (2) consider the needs of the enrolled population;

(3) are developed in consultation with participating physicians; (4) are reviewed and updated periodically; and

(5) are communicated to providers and, as appropriate, to MA Member. Plan also agrees to ensure that decisions with respect to utilization management, MA Member education, coverage of Health Services, and other areas in which the guidelines apply are consistent with the guidelines.

Certain confidential information contained in this document, marked by [**], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

ARTICLE IX COMPLIANCE

9.1
Compliance: Medicare Laws/Regulations. Provider agrees to comply, and to require any of his/her/its subcontractors to comply, with all applicable Medicare Regulatory Requirements and CMS instructions. Further, Provider agrees that any MA Covered Services provided by Provider or his/her/its subcontractors to or on the behalf of Plan's MA Member will be consistent with and will comply with Plan's Medicare Advantage contractual obligations.

9.2
Compliance: Exclusion from Federal Health Care Program. Provider may not employ, or subcontract with an individual, or have persons with ownership or control interests, who have been convicted of criminal offenses related to their involvement in Medicaid, Medicare, or social services programs under Title XX of the Social Security Act, and thus have been excluded from participation in any federal health care program under §§1128 or 1128A of the Act (or with an entity that employs or contracts with such an individual) for the provision of any of the following: healthcare, utilization review, medical social work, or administrative services.

9.3
Compliance: Appeals/Grievances. Provider agrees to comply with Plan's policies and procedures in performing his/her/its responsibilities under the Agreement. Provider specifically agrees to comply with Medicare Regulatory Requirements regarding MA Member appeals and grievances and to cooperate with Plan in meeting its obligations regarding MA Member appeals, grievances and expedited appeals, including the gathering and forwarding of information in a timely manner and compliance with appeals decisions.

9.4
Compliance: Policy and Procedures. Provider agrees to comply with Plan's policy and procedures in performing his/her/its responsibilities under the Agreement and this Attachment including any supplementary documents that pertain to Plan's Medicare Advantage Program such as the provider manual(s).

9.5
Illegal Remunerations. Both parties specifically represent and warrant that activities to be performed under this Agreement are not considered illegal remunerations (including kickbacks, bribes or rebates) as defined in 42 USCA § 1320(a)-7b.

9.6
Compliance: Training, Education and Communications. In accordance with CMS requirements, Provider agrees and certifies that it, as well as its employees, subcontractors, Downstream Entities, Related Entities and agents who provide services to or for Plan's Medicare Advantage and/or Part D MA Members or to or for Plan itself shall conduct general compliance and fraud, waste and abuse training, education and/or communications annually or as otherwise required by Regulatory Requirements, and must be made a part of the orientation for a new employee, new First Tier Entities, Downstream Entities, or Related Entities, and for all new appointments of a chief executive, manager, or governing body member who performs leadership and/or oversight over the service provided under the Agreement. Provider or its subcontractors or Downstream Entities shall ensure that their general compliance and fraud, waste and abuse training and education is comparable to the elements, set forth in Anthem's Standards of Ethical Business Conduct and shall provide documentation to demonstrate compliance prior to execution of the Agreement and annually thereafter. In addition, Provider is responsible for documenting applicable employee's, subcontractor's, Downstream Entity's, Related Entity's and/or agent's attendance and completion of such training on an annual basis. Provider shall provide such documentation to Plan and as required to support a Plan or CMS audit. If necessary and upon request, Plan or its designee can make such compliance training, education and lines of communication available to Provider in either electronic, paper or other reasonable medium.

9.7
Federal Funds. Provider acknowledges that payments Provider receives from Plan to provide MA Covered Services to MA Members are, in whole or part, from federal funds. Therefore, Provider and any of his/her/its subcontractors are subject to certain Regulatory Requirements that are applicable to Members and entities receiving federal funds, which may include but is not limited to, Title VI of the Civil Rights Act of 1964 as implemented by 45 CFR Part 84; the Age Discrimination Act of 1975 as implemented by 45 CFR Part 91; the Americans with Disabilities Act; lobbying restrictions as implemented by 45 CFR Part 93 and 31 USC 1352 and any other regulations applicable to recipients of federal funds.

Certain confidential information contained in this document, marked by [**], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

ARTICLE X MARKETING

10.1 Approval of Materials. Both parties agree to comply, and to require any of his/her/its subcontractors to comply, with all applicable Regulatory Requirements, CMS instructions, and marketing activities under this Agreement, including but not limited to, the Medicare Marketing Guidelines for Medicare Managed Care Plans and any requirements for CMS prior approval of materials. Any printed materials, including but not limited to letters to Plan MA Members, brochures, advertisements, telemarketing scripts, packaging prepared or produced by Provider or any of his/her/its subcontractors pursuant to this Agreement must be submitted to Plan for review and approval at each planning stage (i.e., creative, copy, mechanicals, blue lines, etc.) to assure compliance with Regulatory Requirements, and Blue Cross/Blue Shield Association guidelines. Plan agrees its approval will not be unreasonably withheld or delayed.

ARTICLE XI TERMINATION

11.1
Notice Upon Termination. If Plan decides to terminate this Attachment, Plan shall give Provider written notice, to the extent required under CMS regulations, of the reasons for the action, including, if relevant, the standards and the profiling data the organization used to evaluate Provider and the numbers and mix of Participating Providers Plan needs. Such written notice shall also set forth Provider's right to appeal the action and the process and timing for requesting a hearing.

11.2
Effect of Termination. Following termination of this Attachment, the remainder of the Agreement shall continue in full force and effect, if applicable. In addition, upon termination of this Attachment but subject to the Continuation of Care provision(s) and applicable Regulatory Requirements, any references to services, reimbursement, or participation in Networks related to the Medicare Advantage Program are hereby terminated in full and shall have no further force and effect.

11.3
Termination Without Cause. Either party may terminate this Attachment without cause by giving at least one hundred twenty (120) days prior written notice of termination to the other party.

ARTICLE XII GENERAL PROVISIONS

12.1
Inconsistencies. In the event of an inconsistency between terms of this Attachment and the terms and conditions as set forth in the Agreement, the terms and conditions of this Attachment shall govern. Except as set forth herein, all other terms and conditions of the Agreement remain in full force and effect.

12.2
Interpret According to Medicare Laws. Provider and Plan intend that the terms of the Agreement and this Attachment as they relate to the provision of MA Covered Services under the Medicare Advantage Program shall be interpreted in a manner consistent with applicable requirements under Medicare Regulatory Requirements.

12.3
Subcontractors. In addition to the Use of Subcontractors provision of the Agreement, Provider agrees that if Provider enters into subcontracts to perform services under the terms of this Attachment, Provider's subcontracts shall include: (1) an agreement by the subcontractor to comply with all of Provider's obligations in the Agreement and this Attachment; (2) a prompt payment provision as negotiated by Provider and the subcontractor; (3) a provision setting forth the term of the subcontract (preferably one (1) year or longer); and

(4) dated signatures of all the parties to the subcontract.

12.4
Delegated Activities. If Plan has delegated activities to Provider, then Plan will provide the following information to Provider and Provider shall provide such information to any of its subcontracted entities:

12.4.1
A list of delegated activities and reporting responsibilities;

12.4.2
Arrangements for the revocation of delegated activities;

12.4.3
Notification that the performance of the contracted and subcontracted entities will be monitored by Plan;

12.4.4
Notification that the credentialing process must be approved and monitored by Plan; and

Certain confidential information contained in this document, marked by [**], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

12.4.5
Notification that all contracted and subcontracted entities must comply with all applicable Medicare Regulatory Requirements and CMS instructions.

12.5
Delegation of Provider Selection. In addition to the responsibilities for delegated activities as set forth herein, to the extent that Plan has delegated selection of providers, contractors, or subcontractor to Provider, Plan retains the right to approve, suspend, or terminate any such arrangement.

12.6
Survival of Attachment. Provider further agrees that: (1) the hold harmless and continuation of care sections shall survive the termination of this Attachment or disenrollment of the MA Member; and (2) these provisions supersede any oral or written contrary agreement now existing or hereafter entered into between Provider and an MA Member or persons acting on their behalf that relates to liability for payment for, or continuation of, MA Covered Services provided under the terms and conditions of these clauses.

12.7
Attachment Amendment. Notwithstanding the Amendment provision in the Agreement, this Attachment shall be automatically modified to conform to required changes to Regulatory Requirements related to Medicare Advantage Programs without the necessity of executing written amendments. For amendments not required by Regulatory Requirements related to Medicare Advantage Programs, Anthem shall make a good faith effort to provide notice to Provider at least thirty (30) days in advance of the effective date of the amendment.

Certain confidential information contained in this document, marked by [**], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

PLAN COMPENSATION SCHEDULE ("PCS")

I.
DEFINITIONS

The definitions set forth below shall apply with respect to all of the terms outlined in this PCS. Terms not otherwise defined in this PCS and defined elsewhere in the Agreement shall carry the meanings set forth in the Agreement.

"Anthem Medicare Advantage Rate" shall mean the Anthem Rate that is used for Medicare Advantage.

"Case Rate" means the all-inclusive Anthem Rate for an entire admission or one outpatient encounter for Covered Services.

"Coded Service Identifier(s)" means a listing of descriptive terms and identifying codes, updated from time to time by CMS or other industry source, for reporting Health Services on the CMS 1500 claim form or its successor as applicable based on the services provided. The codes include but are not limited to, American Medical Association Current Procedural Terminology ("CPT®-4"), CMS Healthcare Common Procedure Coding System ("HCPCS"), International Classification of Diseases, 10th Revision ("ICD-10"), National Uniform Billing Committee ("Revenue Code") and National Drug Code ("NDC") or their successors.

"Eligible Charges" means those Provider Charges that meet Anthem's conditions and requirements for a Health Service to be eligible for reimbursement. These conditions and requirements include but are not limited to: Member program eligibility, Provider program eligibility, benefit coverage, authorization requirements, provider manual specifications, Anthem administrative, clinical and reimbursement policies and methodologies, code editing logic, coordination of benefits, Regulatory Requirements, and this Agreement. Eligible Charges do not include Provider Charges for any items or services that Provider receives and/or provides free of charge.

"Emergency Condition" means a sudden onset of a medical or psychiatric condition manifesting itself by acute symptoms of sufficient severity (including, without limitation, severe pain) such that the patient may reasonably believe that the absence of immediate medical or psychiatric attention could reasonably result in any of the following: (a) placing the patient's health in serious jeopardy; (b) serious impairment to bodily functions; (c) other serious medical or psychiatric consequences, or (d) serious and/or permanent dysfunction of any bodily organ or part.

"Emergency Services" means those Covered Services furnished by a provider qualified to furnish emergency services, and which are needed to evaluate or treat an Emergency Condition.

"Encounter Data" means Claim information and any additional information submitted by a provider under capitated or risk-sharing arrangements for Health Services rendered to Members.

"Fee Schedule(s)" means the complete listing of Anthem Rate(s) for specific services that is payment for each unit of service allowed based on applicable Coded Service Identifier(s) for Covered Services.

"Global Case Rate" means the all-inclusive Anthem Rate which includes facility, professional and physician services for specific Coded Service Identifier(s) for Covered Services.

"Inpatient Services" means Covered Services provided by a facility to a Member who is admitted and treated as a registered inpatient, is assigned a licensed bed within the facility, remains assigned to such bed and for whom a room and board charge is made.

"Outpatient Services" means Covered Services provided by a facility to a Member who is admitted and treated as a registered outpatient within the facility.

"Percentage Rate" means the Anthem Rate that is a percentage of Eligible Charges billed by a provider for Covered Services.

"Per Diem Rate" means the Anthem Rate that is the all-inclusive fixed payment for Covered Services rendered on a single date of service.

"Per Hour Rate" means the Anthem Rate that is payment based on an increment of time for Covered Services.

"Per Relative Value Unit" ("RVU") means the Anthem Rate for each unit of service based on the CMS, State Agency or other (e.g., American Society of Anesthesiologists (ASA)) defined Relative Value Unit (RVU).

Certain confidential information contained in this document, marked by [**], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

"Per Service Rate" means the Anthem Rate that is payment for each service allowed based on applicable Coded Service Identifier(s) for Covered Services.

"Per Unit Rate" means the Anthem Rate that is payment for each unit of service allowed based on applicable Coded Service Identifier(s) for Covered Services.

"Per Visit Rate" means the Anthem Rate that is the all-inclusive fixed payment for one encounter for Covered Services.

"Provider Charges" means the regular, uniform rate or price Provider determines and submits to Anthem as charges for Health Services provided to Members. Such Provider Charges shall be no greater than the rate or price Provider submits to any person or other health care benefit payor for the same Health Services provided, regardless of whether Provider agrees with such person or other payor to accept a different rate or price as payment in full for such services.

II.
GENERAL PROVISIONS

Billing Form and Claims Reporting Requirements. Provider shall submit all Claims on a CMS 1500 claim form or its successor form(s) as applicable based on the Health Services provided in accordance with Policies or applicable Regulatory Requirements. Provider shall report all Health Services in accordance with the Coded Service Identifier(s) reporting guidelines and instructions using HIPAA compliant billing codes. In addition, Plan shall not pay any Claim(s) nor accept any Encounter Data submitted using non-compliant codes. Plan audits that result in identification of Health Services that are not reported in accordance with the Coded Service Identifier(s) guidelines and instructions, will be subject to recovery through remittance adjustment or other recovery action as may be set forth in the provider manual(s).

Claim Submissions for Pharmaceuticals. Each Claim submitted for a pharmaceutical product must include standard Coded Service Identifier(s), a National Drug Code ("NDC") number of the covered medication, a description of the product, and dosage and units administered. Unless otherwise required under Regulatory Requirements, Plan shall not reimburse for any pharmaceuticals that are not administered to the Member and/or deemed contaminated and/or considered waste.

Coding Updates. Coded Service Identifier(s) used to define specific rates are updated from time to time to reflect new, deleted or replacement codes. Anthem shall use commercially reasonable efforts to update all applicable Coded Service Identifiers within sixty (60) days of release by CMS or other applicable authority. When billing codes are updated, Provider is required to use appropriate replacement codes for Claims for Covered Services, regardless of whether this Agreement has been amended to reflect changes to standard billing codes. If Provider bills a revised code prior to the effective date of the revised code, the Claim will be rejected or denied and Provider shall resubmit Claim with correct code. In addition, Claims with codes which have been deleted will be rejected or denied.

Coding Software. Updates to Anthem's Claims processing filters, code editing software, pricers, and any edits related thereto, as a result of changes in Coded Service Identifier(s) reporting guidelines and instructions, shall take place automatically and do not require any notice, disclosure or amendment to Provider.

Modifiers. All appropriate modifiers must be submitted in accordance with Regulatory Requirements, industry standard billing guidelines and Policies. If appropriate modifiers are not submitted, Claims may be rejected or denied.

New/Expanded Service or New/Expanded Technology. In accordance with the Scope/Change in Status section of the Agreement, as of the Effective Date of this Agreement, any New/Expanded Service or New/Expanded Technology (defined below) is not reimbursable under this Agreement. Notwithstanding the foregoing, Provider may submit the following documentation to Anthem at least sixty (60) days prior to the implementation of any New/Expanded Service or New/Expanded Technology for consideration as a reimbursable service: (1) a description of the New/Expanded Service or New/Expanded Technology; (2) Provider's proposed charge for the New/Expanded Service or New/Expanded Technology; (3) such other reasonable data and information required by Anthem to evaluate the New/Expanded Service or New/Expanded Technology. In addition, Anthem may also need to obtain approval from applicable Agency prior to Anthem making determination that New/Expanded Service or New/Expanded Technology can be

Certain confidential information contained in this document, marked by [**], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

considered a reimbursable service. If Anthem agrees that the New/Expanded Service or New/Expanded Technology may be reimbursable under this Agreement, then Anthem shall notify Provider, and both parties agree to negotiate in good faith, a new Anthem Rate for the New/Expanded Service or New/Expanded Technology within sixty (60) days of Anthem's notice to Provider. If the parties are unable to reach an agreement on a new Anthem Rate for the New/Expanded Service or New/Expanded Technology before the end of the sixty (60) day period, then such New/Expanded Service or New/Expanded Technology shall not be reimbursed by Anthem, and the Payment in Full and Hold Harmless provision of this Agreement shall apply.

a.
"New/Expanded Service" shall be defined as a Health Service: (a) that Provider was not providing to Members as of the Effective Date of this Agreement and; (b) for which there is not a specific Anthem Rate as set forth in this PCS.

b.
"New/Expanded Technology" shall be defined as a technological advancement in the delivery of a Covered Service which results in a material increase to the cost of such service. New/Expanded Technology shall not include a new device, or implant that merely represents a new model or an improved model of a device or implant used in connection with a service provided by Provider as of the Effective Date of this Agreement.

Non-Priced Codes for Covered Services. Anthem reserves the right to establish a rate for codes that are not priced in this PCS or in the Fee Schedule(s), including but not limited to, Not Otherwise Classified Codes ("NOC"), Not Otherwise Specified ("NOS"), Miscellaneous, Individual Consideration Codes ("IC"), and By Report ("BR") (collectively "Non-Priced Codes"). Anthem shall only reimburse Non-Priced Codes for Covered Services in the following situations: (i) the Non-Priced Code does not have a published dollar amount on the then current applicable Plan, State or CMS Fee Schedule, (ii) the Non-Priced Code has a zero dollar amount listed, or (iii) the Non-Priced Code requires manual pricing. In such situations, such Non-Priced Code shall be reimbursed at a rate established by Anthem for such Covered Service. Notwithstanding the foregoing, Anthem shall not price Non-Priced Codes that are not Covered Services under the Members Health Benefit Plan. Anthem may require the submission of medical records, invoices, or other documentation for Claims payment consideration.

Reimbursement for Anthem Rate Based on Eligible Charges. Notwithstanding any reimbursement amount set forth herein, Provider shall only be allowed to receive such reimbursement if such reimbursement is for an Eligible Charge. In addition, if Provider reimbursement is under one or more of the following methodologies: Capitation, Case Rate, Global Case Rate, Per Diem Rate, Per Relative Value Unit (RVU), and Per Visit Rate, then individual services billed shall not be reimbursed separately, unless otherwise specified in Article IV of this PCS.

Reimbursement for Subcontractors. Plan shall not be liable for any reimbursement in addition to the applicable Anthem Rate as a result of Provider's use of a subcontractor. Provider shall be solely responsible to pay subcontractors for any Health Services, and shall via written contract, contractually prohibit such subcontractors from billing, collecting or attempting to collect from Anthem, Plan or Members. Notwithstanding the foregoing, if Anthem has a direct contract with the subcontractor, the direct contract shall prevail over this Agreement and the subcontractor shall bill Anthem under the direct contract for any subcontracted services, with the exception of nursing services provided for Home Infusion Therapy, or unless otherwise agreed to by the parties.

Tax Assessment and Penalties. The Anthem Rates in this Agreement include all sales and use taxes and other taxes on Provider revenue, gross earnings, profits, income and other taxes, charges or assessments of any nature whatsoever (together with any related interest or penalties) now or hereafter imposed against or collectible by Provider with respect to Covered Services, unless otherwise required by Agency pursuant to Regulatory Requirements. Neither Provider nor Plan shall add any amount to or deduct any amount from the Anthem Rates, whether on account of taxes, assessments, tax penalties or tax exemptions.

Updates to Anthem Rate(s) Based on External Sources. Unless otherwise required by Regulatory Requirements, and notwithstanding any proprietary fee schedule(s)/rate(s)/methodologies, Anthem shall use commercially reasonable efforts to update the Anthem Rate(s) based on External Sources, which include but are not limited to, i) CMS Medicare fee schedule(s)/rate(s)/methodologies; ii) Medicaid or State Agency fee schedule(s)/rate(s)/methodologies; iii), vendor fee schedule(s)/rate(s)/methodologies; or iv) or any other entity's published fee schedule(s)/rate(s)/methodologies ("External Sources") no later than sixty (60) days after Anthem's receipt of the final fee schedule(s)/rate(s)/methodologies change from such External Sources, or on the effective date of such final fee schedule(s)/rate(s)/methodologies change, whichever is later. The effective date of such final fee schedule(s)/rate(s)/methodologies change shall be the effective date of the

Certain confidential information contained in this document, marked by [**], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

change as published by External Sources. Claims processed prior to the implementation of the new Anthem Rate(s) in Anthem's payment system shall not be reprocessed, however, if reprocessing is required by Regulatory Requirements, and such reprocessing could result in a potential under and/or over payment to a Provider, then Plan may reconcile the Claim adjustments to determine the remaining amount Provider owes Plan, or that Plan owes to Provider. Any resultant overpayment recoveries (i.e. Provider owes Plan) shall occur automatically without advance notification to Provider. Unless otherwise required by Regulatory Requirements, Anthem shall not be responsible for interest payments that may be the result of a late notification by External Sources to Anthem of fee schedule(s)/rate(s)/methodologies change.

III.
PROVIDER TYPE

"Physician (Group)" means a group of licensed physicians who have education, training or experience in accordance with the Regulatory Requirements of the state in which Health Services are rendered.

To the extent required by Regulatory Requirements or an accrediting body, upon termination without cause, Provider will provide timely, sixty (60) day, notice to affected Member(s) of termination of this Agreement or termination of individual Network participation.

"Specialty Provider Group (Non-MD or DO)" means one or more licensed or certified medical practitioner who has specialized education, training or experience in accordance with the law of the state in which Health Services are rendered.

IV.
SPECIFIC REIMBURSEMENT TERMS COMMERCIAL BUSINESS

For Covered Services provided by or on behalf of Provider to a Member who is enrolled in a product and/or program that is supported by a Network designated in this Agreement, Provider agrees to accept as the Anthem Rate, the lesser of Eligible Charges or the compensation as set forth below.

Allowances for Injectable/Infusible/Oral Drugs, Vaccines and Radiopharmaceutical Agents. Plan shall automatically update its allowance for injectable/infusible/oral drugs, vaccines and radiopharmaceutical agents on a quarterly basis in accordance with the quarterly updates made by CMS to its drug pricing file or any other external or internal source as set forth in this PCS. Retroactive adjustments made by CMS to its drug pricing file shall be inapplicable to Anthem's fee allowances and payment responsibility.

Out-of-Network Compensation. Except for Government Programs, if Provider renders services to a Member who accesses a Network in which Provider does not participate, Provider will receive compensation as follows:

Plan shall compensate Provider for Emergency Services rendered to a Member based on the applicable Indemnity/Traditional/Standard Anthem Rate. Provider agrees to accept the Indemnity/Traditional/Standard Anthem Rate as payment in full and shall only bill for the applicable Cost Share.

Except for Emergency Services, if the Member's Health Benefit Plan requires authorization by the Plan or a Provider for out of Network Covered Services in order for the Member to have the highest level of benefits, and such authorization has been given, then Plan shall compensate Provider for such authorized Covered Services based on the applicable Participating Provider ("Indemnity/Traditional/Standard") Anthem Rate. Provider agrees to accept the Indemnity/Traditional/Standard Anthem Rate as payment in full and shall only bill for the applicable Cost Share. Except for Emergency Services, if the Member's Health Benefit Plan does not have out-of-network benefits unless authorized by the Plan or Provider, Plan shall have no liability for Health Services rendered without such authorization. In that event, Provider shall bill the Member for Health Services rendered.

Except for Emergency Services, if the Member's Health Benefit Plan has out-of-network benefits without authorization being required by the Plan or Provider, and no authorization has been given, then Plan will compensate Provider for Covered Services based on the Anthem Rate established for the Network and/or product that supports the Member's Health Benefit Plan. For example, if the Member's access is supported by PPO Network, compensation is based on the applicable Anthem Rate for the PPO Network. Provider shall only bill for the applicable Cost Share as well as any amount designated as the Member's responsibility on the Provider payment voucher (or other written notice of explanation of payment). In no event shall payment from Plan and the Member exceed Provider's Charge for such Covered Services.

Certain confidential information contained in this document, marked by [**], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

Reimbursement Rates
CPT Code & Description	Rate per Visit - 2023	Rate per Visit - 1/1/2024 to 12/31/2025
Commercial
99422 NON-FACE TO FACE NEW & ESTABLISHED URGENT/ACUTE VISIT	[**]	[**]
99423-GQ ASYNCHRONOUS NEW & ESTABLISHED DERM VISIT	[**]	[**]
99213-GT OFFICE/OUTPATIENT VISIT EST - PSYCH	[**]	[**]
99204 OFFICE/OUTPATIENT VISIT NEW - PSYCH	[**]	[**]
99204-GQ OFFICE/OUTPATIENT VISIT NEW - SLEEP SPEC	[**]	[**]
99214-GT OFFICE/OUTPATIENT VISIT EST - PSYCH	[**]	[**]
99214 OFFICE/OUTPATIENT VISIT EST - SLEEP SPEC	[**]	[**]
95806 SLEEP STUDY UNATT & RESP EFFT	[**]	[**]
90834 BH THERAPY -MIDLEVEL	[**]	[**]
90834 BH THERAPY -MD/PHD	[**]	[**]
0488T DIABETES PREVENTION PROGRAM - 0488T 5% weight loss - 0488T after 1st visit with Provider - 0488T after 4th visit with Provider - 0488T after 8th visit with Provider	[**]	[**]

MUSCULOSKELETAL SERVICES 98975

-
Milestone 1 - 1st visit with Provider-Tech Kit & Marketing Engagement services
-
Milestone 2 - 3 exercises modules with digital platform & unlimited chat with PT coach Platform
-
Milestone 3 – 6exercise modules with the digital platform & unlimited chat with PT coach

97161

	Milestone 1 - [**] Milestone 2 & 3 - [**]	Milestone 1 - [**] Milestone 2 & 3 - [**]
Medicare Advantage
99422 NON-FACE TO FACE NEW & ESTABLISHED URGENT/ACUTE VISIT	[**]	[**]
90834 BH THERAPY -MIDLEVEL	[**]	[**]
90834 BH THERAPY -MD/PHD	[**]	[**]
99213-GT OFFICE/OUTPATIENT VISIT EST - PSYCH	[**]	[**]
99204 OFFICE/OUTPATIENT VISIT NEW - PSYCH	[**]	[**]

Certain confidential information contained in this document, marked by [**], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

*The Anthem Rate for acute care/urgent care services (currently defined as CPT 99422 but includes any successor code) will be reviewed for a potential rate/visit change, beginning March 1, 2024. The review of the Anthem Rate for acute care/urgent care services will be done March 1, 2024, through April 30, 2024, for an effective date of a potential rate/visit change commencing January 1, 2025. The review will consider a variety of factors, including market conditions, to determine any mutually agreed upon change to the Anthem Rate for acute care/urgent care services as defined above. Any change as in the Anthem Rate, a result of the review, will be subject to mutual consent. If by June 1, 2024, the parties cannot agree to a change, the Anthem Rate will increase to [**]per visit effective January 1, 2025.

Provider Access Fee

In consideration of the payment of Access Fees (as set forth below), Provider shall provide, and ensure that Members gain prioritized access to Covered Services provided by Participating Providers via Live Health Online, a web-based communications system (“Platform”). Specifically, Provider shall ensure that Participating Providers provide, the following services:

1.1
Availability of Participating Providers. Provider shall make available its Participating Providers to Anthem in order to provide Covered Services to Members on the Platform on a 24/7/365 basis during the term of this Agreement.
1.2
Qualifications of Participating Providers. Throughout the term of this Agreement, all Participating Providers will be: (i) licensed in the state in which the patient receiving Covered Services is located; (ii) certified by one or more of the American Board of Medical Specialties (ABMS) or the AOA in Internal Medicine, Family Medicine, Pediatrics, Emergency Medicine, or other specialties as may be agreed upon by the parties; (iii) maintain levels of medical malpractice insurance as required by law to provide Covered Services; (iv) credentialed in accordance with NCQA’s CR1-8 standards, including verification of the Participating Provider’s licensure, board certification, malpractice history, controlled substances registration, disciplinary actions, education, work history, Medicare provider status, and other criteria as may be agreed upon from time to time by the parties, (v) hold any state or federal registrations necessary to issue prescriptions; and (vi) trained in the provision of professional medical services in an online setting.
1.3
Standards and Requirements. Throughout the term of this Agreement, Provider shall require Participating Providers to: (i) provide Covered Services in a manner consistent with all accepted standards of professional practice; (ii) adhere to all ethical standards and requirements, local, state and federal laws and regulations; (iii) adhere to all terms of use applicable to use of the Platform; (iv) dress professionally and be located in a physical environment conducive to an effective, private conversation when providing the Covered Services; and (v) maintain access to a supported computer and web browser, a high-speed internet connection (DSL, cable modem, T1) and web camera, all in accordance with the Platform’s requirements.

Anthem will pay an annual access fee to the Provider for each calendar year of the term of this Agreement in the amounts set forth below. These payments shall be paid annually in advance on the dates set forth below.

Year	Payment Date	Payment Amount

2023	December 15, 2022	[**]

2024	December 15, 2023	[**]
2025	December 15, 2024	[**]

Certain confidential information contained in this document, marked by [**], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

In addition to timely access requirements of the BCC Health Plan, which may be in this Agreement, the provider manual, or Policies the following requirements shall apply. In the event of a conflict, the strictest requirement shall apply.

Provider Access Requirements

Provider agrees to provide monthly and quarterly supporting reporting for all provider access requirements, subject to audit by Anthem.

Urgent care/acute care Visits:

•
[**]of services under [**] wait (not including requested Providers), for Commercial and Medicare Advantage, calculated separately
•
Average wait time to equal [**]or less for Commercial and Medicare Advantage, calculated separately
•
Member drop off percentages: no more than [**] of total connections for Commercial and Medicare Advantage after [**]of wait time

Provider access requirements will be reported monthly by the Provider to Anthem. If any of the Provider access requirements are not met for two consecutive months, Provider will credit a [**] reduction in the provider access fee on a pro-rated monthly basis which will be applied to the following Dec 15th access fee payment. For Year 2024, the Penalty will be reimbursed to Health Plan, if no Fee is scheduled to be paid December 2024.

Example: If 3 (three) requirements are missed two months in a row for the year, it would be [**] = Penalty

Example: If 1 (one) requirement are missed two months in a row for the year, it would be [**]= Penalty

Behavioral Health Visits:

Provider satisfaction measure: Provider will maintain a patient rated score of their satisfaction with the terapist, or Psychologist for therapy, and Psychiatrist for medical Visits at a minimum score of [**]

Unless otherwise mutually agreed to beyond the initial term, the parties hereto agree that all Provider access fees in place for the previous calendar year of the Agreement shall apply with respect to subsequent one (1) year renewals.

For clarity and notwithstanding anything set forth herein, the parties hereto agree that it shall not constitute a breach of the Agreement to the extent that Provider does not meet the Urgent care/acute care Visits Provider access requirements and Behavioral Health Visit Provider access requirements set forth above. Instead, if Provider is unable to meet those obligations on a monthly or quarterly basis, the parties will meet and Provider shall present a plan designed to meet these obligations on a going forward basis.

MEDICARE ADVANTAGE

For MA Covered Services provided by or on behalf of Provider to a Medicare Advantage Member, Provider agrees to accept, as the Anthem Medicare Advantage Rate, the lesser of Eligible Charges or a Fee Schedule based on of the CMS Medicare fee schedules.

When determining the Anthem Medicare Advantage Rate, any reimbursement terms in this Agreement that are based, in whole or in part, on Medicare rates, pricing, fee schedules or payment methodologies published or established by CMS, shall refer to the per claim payment amounts that CMS and a Medicare beneficiary would directly pay to Provider for the same items or services under fee-for-service Medicare Part A or Part B. The Anthem Medicare Advantage Rate shall not include any bonus payment or settlement amount paid to Provider by CMS outside of the Medicare per claim payment process, unless otherwise set forth in the Medicare Advantage reimbursement terms of this Agreement. Unless Anthem notifies Provider otherwise, in the event CMS changes payment to Provider due to a CMS directive, Act of Congress, Executive Order, or Regulatory Requirement, the amount payable to Provider hereunder will automatically be changed as soon as reasonably practicable, as described herein, in the amount specified by CMS as a result of such directive or change in law, or in the absence of such specification, in the same percentage amount as payment is changed by CMS to Provider.

Certain confidential information contained in this document, marked by [**], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.